Exhibit 10.12
Execution Version
AMENDED AND RESTATED
LIMITED PARTNERSHIP
AGREEMENT OF
RESTAURANT BRANDS INTERNATIONAL
LIMITED PARTNERSHIP
BETWEEN
RESTAURANT BRANDS INTERNATIONAL INC.
- and -
8997896 CANADA INC.
- and -
EACH PERSON WHO IS ADMITTED TO
THE PARTNERSHIP AS A LIMITED PARTNER
IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT

December 11, 2014

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1    Definitions.                                         2
1.2    Determination of Affiliate, Control and Subsidiary Status.                 11
1.3    Headings.                                         13
1.4    Interpretation.                                         13
1.5    Acting Jointly or in Concert                                 14
1.6    Currency.                                         14
1.7    Schedules.                                         14

ARTICLE 2
RELATIONSHIP BETWEEN PARTNERS

2.1    Formation and Name of the Partnership.                        14
2.2    Purpose of the Partnership.                                 14
2.3    Office of the Partnership.                                15
2.4    Fiscal Year                                         15
2.5    Status of Partners.                                     15
2.6    Limitation on Authority of Limited Partners.                        16
2.7    Power of Attorney.                                     16
2.8    Limited Liability of Limited Partners.                         19
2.9    Indemnity of Limited Partners.                             19
2.10    Compliance with Laws.                                19
2.11    Other Activities of Partners.                                 19

ARTICLE 3
PARTNERSHIP UNITS

3.1    Authorized Units.                                     20
3.2    Rights, Privileges, Restrictions and Conditions of Exchangeable Units.        20
3.3    Issuance of Additional Units; Preemptive Rights.                     20
3.4    Capital Structure of the Partnership and Holdings.                    21
3.5    Reciprocal Changes.                                     24
3.6    Segregation of Funds.                                 26
3.7    Reservation of Holdings Shares.                             26
3.8    Notification of Certain Events.                             27
3.9    Delivery of Holdings Shares to the Partnership.                     27
3.10    Qualification of Holdings Shares.                             27
3.11    Subscription for Units.                                 28
3.12    Admittance as Limited Partner                             28
3.13    Payment of Expenses.                                 28
3.14    Record of Limited Partners.                                 28
3.15    Transfers of Units and Changes in Membership of Partnership.             29
3.16    Notice of Change to General Partner                             30
3.17    Inspection of Record.                                     30
-i-

3.18    Amendment of Declaration or Record.                         30
3.19    Non-Recognition of Trusts or Beneficial Interests.                     30
3.20    Incapacity, Death, Insolvency or Bankruptcy.                     30
3.21    No Transfer upon Dissolution.                             31
3.22    Certificates.                                         31
3.23    Mutilated, Destroyed, Lost or Stolen Certificates.                     31
3.24    Record Holders.                                     32
3.25    Offers for Units.                                    33
3.26    Holdings and Subsidiaries Not to Vote Exchangeable Units.             36
3.27    Ordinary Market Purchases.                                 36
3.28    Stock Exchange Listing.                                 36

ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1    General Partner Contribution.                             36
4.2    Initial Limited Partner Contribution.                             36
4.3    Limited Partner and General Partner Contributions.                     37
4.4    Maintenance of Capital Accounts.                             37

ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES

5.1    Allocation of Net Income or Losses.                             38
5.2    Allocation for Capital Account Purposes.                         38
5.3    Allocation of Net Income and Losses for Tax Purposes.                 42
5.4    Distributions.                                         44
5.5    Repayments.                                         46

ARTICLE 6
WITHDRAWAL OF CAPITAL CONTRIBUTIONS

6.1    Withdrawal                                         47

ARTICLE 7
POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1    Duties and Obligations.                                 47
7.2    Specific Powers and Duties.                                 47
7.3    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner                 50
7.4    Title to Property.                                     52
7.5    Exercise of Duties.                                     52
7.6    Limitation of Liability.                                 52
7.7    Indemnity of General Partner                                 52
7.8    Other Matters Concerning the General Partner                     54
7.9    Indemnity of Partnership.                                 55
7.10    Restrictions upon the General Partner                         55
-ii-

7.11    Employment of an Affiliate or Associate.                         55
7.12    Removal of the General Partner                             55
7.13    Voluntary Withdrawal of the General Partner                     56
7.14    Condition Precedent                                     56
7.15    Transfer to New General Partner                             56
7.16    Transfer of Title to New General Partner                         57
7.17    Release By Partnership.                                 57
7.18    New General Partner                                     57
7.19    Transfer of General Partner Interest                             57
7.20    Resolution of Conflict of Interests.                             57

ARTICLE 8
FINANCIAL INFORMATION

8.1    Books and Records.                                     60
8.2    Reports.                                         60
8.3    Right to Inspect Partnership Books and Records.                     60
8.4    Accounting Policies.                                     61
8.5    Appointment of Auditor                                 61

ARTICLE 9
TAX MATTERS

9.1    Tax Returns and Information.                             61
9.2    Tax Elections.                                     61
9.3    Tax Controversies.                                     62
9.4    Treatment as a Partnership; Election to be Treated as a Corporation.         62

ARTICLE 10
MEETINGS OF THE LIMITED PARTNERS

10.1    Meetings.                                         62
10.2    Place of Meeting.                                     63
10.3    Notice of Meeting.                                     63
10.4    Record Dates.                                         63
10.5    Information Circular                                     64
10.6    Proxies.                                         64
10.7    Validity of Proxies.                                     64
10.8    Form of Proxy.                                     64
10.9    Revocation of Proxy.                                     65
10.10    Corporations.                                         65
10.11    Attendance of Others.                                 65
10.12    Chairperson.                                         65
10.13    Quorum..                                         65
10.14    Voting.                                         66
10.15    Poll                                             66
10.16    Powers of Limited Partners; Resolutions Binding.                     66
10.17    Conditions to Action by Limited Partners.                         66
-iii-

10.18    Minutes.                                         67
10.19    Additional Rules and Procedures.                             67

ARTICLE 11
HOLDINGS SUCCESSORS

11.1    Certain Requirements in Respect of Combination, etc.                 67
11.2    Vesting of Powers in Successor                             68
11.3    Wholly-Owned Subsidiaries.                                 68

ARTICLE 12
NOTICES
12.1    Address.                                         68
12.2    Change of Address.                                     69
12.3    Accidental Failure.                                     69
12.4    Disruption in Mail                                     69
12.5    Receipt of Notice.                                     69
12.6    Undelivered Notices.                                     69

ARTICLE 13
DISSOLUTION AND LIQUIDATION

13.1    Events of Dissolution.                                 69
13.2    No Dissolution.                                     70
13.3    Procedure on Dissolution.                                 70
13.4    Dissolution.                                         70
13.5    No Right to Dissolve.                                     71
13.6    Agreement Continues.                                    71
13.7    Capital Account Restoration.                                 71

ARTICLE 14
AMENDMENT

14.1    Power to Amend.                                     71
14.2    Amendment by General Partner                             71
14.3    Notice of Amendments.                                 73

ARTICLE 15
MISCELLANEOUS

15.1    Binding Agreement                                     73
15.2    Time.                                             73
15.3    Counterparts.                                         73
15.4    Governing Law.                                    74
15.5    Severability.                                         74
15.6    Further Acts.                                         74
15.7    Entire Agreement                                     74
15.8    Limited Partner Not a General Partner                         74
-iv-

15.9    Amendment and Restatement of Original Limited Partnership Agreement         74
15.10    Language of Agreement                                 74
-v-

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is made as of the 11th day of December 2014 between Restaurant Brands International Inc. (f/k/a 9060669 Canada Inc.), a corporation existing under the laws of Canada, as General Partner, 8997896 Canada Inc., a corporation existing under the laws of Canada, as Initial Limited Partner, and each person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement.
WHEREAS Restaurant Brands International Inc. and 8997896 Canada Inc. entered into a general partnership agreement on August 25, 2014 to form a general partnership by the name of “New Red Canada Partnership”;
AND WHEREAS Restaurant Brands International Inc. and 8997896 Canada Inc. subsequently entered into a limited partnership agreement on October 27, 2014 (the “Original Limited Partnership Agreement”) converting New Red Canada Partnership into a limited partnership governed by the laws of the Province of Ontario, pursuant to which Restaurant Brands International Inc. became the general partner of New Red Canada Partnership and 8997896 Canada Inc. became the initial limited partner of New Red Canada Partnership;
AND WHEREAS the Partnership became registered as a limited partnership by the filing of the Declaration on October 27, 2014;
AND WHEREAS Restaurant Brands International Inc., as general partner of New Red Canada Partnership, filed an amendment to the Declaration on October 29, 2014 pursuant to which the name of the Partnership was changed to “New Red Canada Limited Partnership”;
AND WHEREAS Restaurant Brands International Inc., as general partner of New Red Canada Limited Partnership, filed an amendment to the Declaration on December 8, 2014 pursuant to which the name of the Partnership was changed to “Restaurant Brands International Limited Partnership”;
AND WHEREAS the Partnership was formed to effect the acquisition indirectly of Tim Hortons Inc. and Burger King Worldwide, Inc. pursuant to a series of transactions to be effective as of the date hereof;
AND WHEREAS this Agreement is being entered into to set out the terms and conditions applicable to the relationship among the Partners and to the conduct of the business of the Partnership;
AND WHEREAS the Partners wish to amend, restate and replace the Original Limited Partnership Agreement in its entirety with effect as of the date hereof;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other as follows:
ARTICLE 1
INTERPRETATION
1.1Definitions
In this Agreement the following words have the following meanings:

“3G Capital” means (i) 3G Capital Partners Ltd., (ii) 3G Special Situations Fund II, L.P., (iii) any investment funds or other Entities sponsored, managed or owned directly or indirectly by 3G Capital Partners Ltd., or otherwise under common Control with the Entities listed in clause (i) or (ii) or their successors (by merger, consolidation, acquisition of substantially all assets or similar transaction or series of transactions) or with any Entity then included in clause (iii), and (iv) any successors (by merger, consolidation, acquisition of substantially all assets or similar transaction or series of transactions) of the foregoing;
“Act” means the Limited Partnerships Act (Ontario);
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year of the Partnership (or other taxable period), (a) increased by any amounts that such Partner is obligated to restore under the standards set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and U.S. Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.2(b)(i) or Section 5.2(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Partnership held by such Partner from and after the date on which such Unit was first issued;
“Affiliate” has the meaning set out in Section 1.2(a);
“Agreement” means this Amended and Restated Limited Partnership Agreement (including the Schedules attached hereto) dated as of the 11th day of December, 2014 and made between Holdings as General Partner of the Partnership, 8997896 Canada Inc. as Initial Limited Partner and those parties referred to as Limited Partners in this Agreement, as from time to time amended, supplemented or restated in accordance with the terms hereof;
“Arrangement” means the arrangement of Tim Hortons Inc. under section 192 of the CBCA in accordance with the Arrangement Agreement;
“Arrangement Agreement” means the Arrangement Agreement and Plan of Merger dated as of August 26, 2014 among Burger King Worldwide, Inc. (Delaware), Holdings, Partnership, Blue Merger Sub, Inc., 8997900 Canada Inc. and Tim Hortons Inc. (including the Schedules attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;
“Associate” where used to indicate a relationship with any Person has the same meaning as in the Securities Act (Ontario);

“Auditor” means KPMG, or any other member in good standing of CPA Canada who is appointed as auditor of the Partnership by the General Partner;
“Business Day” means any day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York, New York are authorized by Law to be closed;
“CBCA” means the Canada Business Corporations Act;
“Capital Account” has the meaning set out in Section 4.4;
“Capital Contribution” of a Partner means the total amount of cash and the Carrying Value of any property contributed, including any property deemed to be contributed, to the Partnership by that Partner (or such Partner’s predecessor in interest) in respect of Units held, purchased or issued to such Partner; provided, that, in the case of the Units to be issued pursuant to the Arrangement and the Merger, the amount of the contribution to the Partnership in respect of the issuance of such Unit shall be the amount determined in accordance with Section 4.3;
“Carrying Value” means with respect to any Property of the Partnership (other than money), such Property’s adjusted basis for United States federal income tax purposes, except as follows:
(i)    The initial Carrying Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;
(ii)    The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 4.4(c);
(iii)    The Carrying Value of any Property distributed to any Partner shall be adjusted immediately prior to such distribution to equal the gross fair market value (without regard to Section 7701(g) of the Code) of such Property on the date of distribution as reasonably determined by the General Partner;
(iv)    The Carrying Values of any such Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.2(b)(viii); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and
(v)    If the Carrying Value of any such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Net Income and Net Loss;
“Certificate” means a certificate issued by the Partnership evidencing ownership of one or more Units or any other Partnership Interests, or of options, rights, warrants or appreciation rights relating to Partnership Interests, in such form as may be adopted by the General Partner from time to time;
“Combination” means any combination of shares or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise;
“Common Units” has the meaning set out in Section 3.1;
“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of one or more Independent Directors;
“Controlled by” has the meaning set out in Section 1.2(b) and “Control”, “Controlling” and similar words have corresponding meanings;
“Code” means the United States Internal Revenue Code of 1986;
“CPOA” has the meaning set out in Section 2.7(f);
“Current Market Value” has the meaning set out in Schedule A;
“Declaration” means the declaration of limited partnership for the Partnership filed under the Act on October 27, 2014 and all amendments to the declaration and renewals or replacements of the declaration;
“Departing Partner” means any former General Partner;
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for U.S. federal income tax purposes for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other Period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner;
“Economic Risk of Loss” has the meaning set forth in U.S. Treasury Regulations Section 1.752-2(a);
“Effective Date” means the date on which the Arrangement becomes effective in accordance with the CBCA;
“Entity” means any of a partnership, limited partnership, joint venture, company or corporation with share capital, unincorporated association, or trust;

“Exchangeable Units” has the meaning set out in Section 3.1;
“Exchange Notice” has the meaning set out in Schedule A;
“Exchange Right” has the meaning set out in Schedule A;
“Exchanged Shares” has the meaning set out in Schedule A;
“Fiscal Year” has the meaning set out in Section 2.4;
“General Partner” means the general partner of the Partnership, currently Holdings, and any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with this Agreement;
“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;
“Group Member” means a member of the Partnership Group;
“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record;
“Holdings” means Restaurant Brands International Inc. (f/k/a 9060669 Canada Inc.);
“Holdings Offer” has the meaning set out in Section 3.25(i)(i);
“Holdings Shares” means the common shares in the capital of Holdings;
“Holdings Successor” has the meaning set out in Section 11.1(a);
“Indemnitee” has the meaning set out in Section 7.7(a);
“Independent Directors” means those members of the Board of Directors of the General Partner who are not employees, officers, managers, partners or Affiliates of the General Partner or any of its Affiliates (for the avoidance of doubt, it is acknowledged that 3G Capital is an Affiliate as of the date hereof), and who have been determined to be independent directors of the General Partner by the Board of Directors of the General Partner, including without limitation pursuant to the listing rules of any National Securities Exchange on which any shares, units or other interests of either the General Partner or the Partnership are then listed, the Securities Exchange Act and applicable Canadian securities Laws;
“Information Statement” means the information statement of Burger King Worldwide, Inc., filed with the Securities and Exchange Commission and declared effective on November 5, 2014 describing the Arrangement and the Merger;
“Initial Agreements” means this Agreement, the Support Agreement, the Voting Trust Agreement and the agreements and transactions entered into in connection with the transactions contemplated by the Arrangement Agreement;

“Initial Limited Partner” means 8997896 Canada Inc., a wholly owned Subsidiary of Holdings;
“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgements, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;
“Limited Partner” means any person who is or will become a limited partner of the Partnership and includes the Initial Limited Partner;
“Liquidation Preference” means with respect to the Preferred Units, at any relevant time, an amount sufficient to fund Holdings’ payment obligations with respect to all of the outstanding Preferred Shares;
“LP Units” means, collectively the Exchangeable Units and such other Units representing limited partnership interests as may be created and issued by the Partnership in accordance with this Agreement;
“Merger” has the meaning set out in the Arrangement Agreement;
“National Securities Exchange” means (i) an exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act, the Toronto Stock Exchange, or the Canadian Stock Exchange, or any successor thereto, and (ii) any other securities exchange (whether or not registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act) that the General Partner in its sole discretion shall designate as a National Securities Exchange for purposes of this Agreement;
“Net Income” and “Net Loss” mean, for U.S. federal income tax purposes, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(i)    Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;
(ii)    Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;
(iii)    In the event the Carrying Value of any Property of the Partnership is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;
(iv)    Gain or loss resulting from any disposition of any Property of the Partnership with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;
(v)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;
(vi)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss; and
(vii)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2(b) shall not be taken into account in computing Net Income and Net Loss;
The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.2(b) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above;
“New Shares” has the meaning ascribed to such term in Section 3.4(b)(iii);
“New Units” has the meaning ascribed to such term in Section 3.4(b)(iii);
“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.752-1(a)(2) and 1.704-2(b)(3);

“Ordinary Resolution” means
(a)    a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Partners holding Units entitled to vote on that resolution or at any adjournment of that meeting, called in accordance with this Agreement; or
(b)    a written resolution in one or more counterparts signed by Partners holding in the aggregate more than 50% of the aggregate number of Units held by those Partners who are entitled to vote on that resolution at a meeting;
“Original Limited Partnership Agreement” means the limited partnership agreement between Holdings and the Initial Limited Partner, dated as of the 27th day of October, 2014, which is amended, restated and replaced in its entirety by this Agreement;
“Outstanding” means, with respect to Units or Partnership Interests, all Units or Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination;
“Partner Nonrecourse Debt” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(4);
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2);
“Partner Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Partners” means the General Partner and the Limited Partners and “Partner” means any one of them;
“Partnership” means Restaurant Brands International Limited Partnership (f/k/a New Red Canada Limited Partnership) formed under the laws of the Province of Ontario as a general partnership on August 25, 2014 and registered as a limited partnership by the filing of the Declaration under the Act on October 27, 2014;
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity;
“Partnership Interest” means any equity interest in the Partnership, including any Unit;
“Partnership Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Partner’s share of Partnership Minimum Gain shall be computed in accordance with the provisions of U.S. Treasury Regulations Section 1.704-2(g);
“Percentage Interest” means, as of any date of determination, (i) as to any Exchangeable Units held by a Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing the (x) the number of such Exchangeable Units by (y) the Total Common Base, and (ii) as to the Common Units held by the General Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing the number of outstanding Holdings Shares by the Total Common Base;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
“Preferred Return” means, with respect to the Preferred Units for a Fiscal Year, the aggregate of: (i) the distributions made for the Fiscal Year in respect of the Preferred Units pursuant to Section 5.4(a); and (ii) any distributions made for the Fiscal Year in respect of the Preferred Units pursuant to Section 3.4(d) to the extent that such distributions made to fund the redemption, repurchase or acquisition of Preferred Shares exceeded the amount for which such Preferred Shares were issued by Holdings;
“Preferred Shares” means the shares designated as Class A 9.00% Cumulative Compounding Perpetual Preferred Shares in the capital of Holdings;
“Preferred Units” has the meaning ascribed to such term in Section 3.1;
“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property;
“Record” means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;
“Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Registrar and Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;
“Registrar and Transfer Agent” means the registrar and transfer agent of the Units appointed from time to time by the General Partner, which will initially be Computershare Trust Company of Canada, or, if no registrar and transfer agent is appointed, the General Partner;
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Sections 5.2(a), (b)(ii), (b)(iii),(b)(vi) or (b)(viii);
“Requisitioning Partners” has the meaning set out in Section 10.1;
“Revaluation” has the meaning set out in Section 4.4(c);
“Securities” has the same meaning as in the Securities Act (Ontario);
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Special Approval” means either (a) approval by the sole member or by a majority of the members of the Conflicts Committee, as applicable or (b) approval by the vote of the

Record Holders of a majority of the voting power of the Units (excluding Units owned by the General Partner and its Affiliates (for the avoidance of doubt, including 3G Capital and its Affiliates so long as 3G Capital is an Affiliate of the General Partner));
“Subdivision” means any subdivision of shares or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization or otherwise;
“Subscribed Units” has the meaning set out in Section 3.4;
“Subsidiary” has the meaning set out in Section 1.2(c);
“Tax Act” means the Income Tax Act (Canada) and regulations under that act;
“Tax Matters Partner” means the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code;
“Total Common Base” at any time means the total of the Outstanding Exchangeable Units plus the number of Holdings Shares outstanding as at that time;
“TSX” means the Toronto Stock Exchange;
“Uncertificated” means, in respect of any Unit, a Unit title to which is recorded on the relevant register of interests as being held in uncertificated form, and title to which may be transferred by means of any clearing system established for the Partnership or by any means accepted or approved by the General Partner;
“Unit” means the interest of a Partner in the Partnership represented by units as provided in Section 3.1, including Exchangeable Units, Common Units and Preferred Units;
“Unitholder” or “holder” means a holder of one or more Units; and
“Voting Trust Agreement” means the Voting Trust Agreement dated December 12, 2014 between Holdings, the Partnership and Computershare Trust Company of Canada.
1.2Determination of Affiliate, Control and Subsidiary Status
(a)Affiliate. In determining the “Affiliate” status of two entities, an Entity will be deemed to be an affiliate of another Entity if:
(i)one of them is the direct or indirect Subsidiary of, or is directly or indirectly Controlled by, or directly indirectly Controls, the other; or
(ii)both are directly or indirectly under common Control; or
(b)Control. An Entity will be deemed to be “Controlled by” one or more Persons if:
(i)in the case of an Entity which is governed by trustees, a board of directors, or similar governing body composed of individuals:
(A)voting securities or other interests of the Entity carrying more than 50% of the votes for the governing body of the Entity are held, otherwise than by way of security only, by or for the benefit of the Person or Persons; and

(B)the votes carried by those securities or other interests are entitled, if exercised, to elect a majority of the individuals of the governing body of the Entity;
(ii)in the case of an Entity (other than a limited partnership) which does not have trustees, a board of directors, or similar governing body composed of individuals, securities or other interests of the Entity, representing more than 50% of the outstanding securities or other interests, are held, otherwise than by way of security only, by or for the benefit of the Person or Persons, in circumstances where it can reasonably be expected that the Person or Persons directs the affairs of the Entity; or
(iii)in the case of an Entity which is a limited partnership, each general partner of the limited partnership either is the Person or is Controlled by the Person.
Notwithstanding the foregoing, “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall also mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
(c)Subsidiary. An Entity will be deemed to be a “Subsidiary” of another Entity if:
(i)it is Controlled by:
(A)that other,
(B)that other and one or more Entities each of which is Controlled by that other, or
(C)two or more Entities, each of which is Controlled by that other; or
(ii)it is a Subsidiary of an Entity that is that other’s Subsidiary.
(d)Beneficial Ownership.
(i)A Person will be deemed to own beneficially securities beneficially owned by a Person Controlled by such first Person or by an Affiliate of either Person.
(ii)A Person will be deemed to own beneficially securities beneficially owned by the Person’s Affiliates.
1.3Headings
In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.
1.4Interpretation
In this Agreement,

(a)words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;
(b)the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;
(c)all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;
(d)all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, generally accepted accounting principles in the United States from time to time;
(e)any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;
(f)any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and
(g)“hereof”, hereto”, herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.
1.5Acting Jointly or in Concert
For the purposes of this Agreement, it is a question of fact as to whether a Person is acting jointly or in concert with another Person and, without limiting the generality of the foregoing, a Person will be deemed to be acting jointly or in concert with another Person if that Person has any agreement, arrangement or understanding (whether formal or informal and whether or not in writing) with that other Person for the purpose of acquiring, or offering to acquire any Units of the Partnership (other than customary agreements with and between underwriters and banking group or selling group members with respect to a public offering of securities or pursuant to a pledge of securities in the ordinary course of business).
1.6Currency
All references to currency in this Agreement are references to lawful money of the United States, unless otherwise indicated.
1.7Schedules
The following are the schedules to this Agreement:
Schedule A – Rights and Preferences of Exchangeable Units of the Partnership

ARTICLE 2
RELATIONSHIP BETWEEN PARTNERS
2.1    Formation and Name of Partnership
The General Partner and the Initial Limited Partner acknowledge and represent to the Limited Partners that the Partnership was initially formed as a general partnership on August 25, 2014 and was subsequently registered as a limited partnership by the filing of the Declaration in accordance with the laws of the Province of Ontario and the provisions of this Agreement to carry on business in common with a view to profit under the firm name and style of “Restaurant Brands International Limited Partnership” or the French form of that name or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Declaration changing the name of the Partnership or the French form of that name.
2.2    Purpose of the Partnership
The purpose of the Partnership shall be to: (i) acquire and hold interests in the shares of the corporations acquired pursuant to the transactions contemplated in the Arrangement Agreement and, subject to the approval of the General Partner, interests in any other Persons; (ii) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Act and this Agreement; provided, however, that, except pursuant to Section 9.4, the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation under Treas. Reg. Section 301.7701- 3 or Section 7704 of the Code. To the fullest extent permitted by Law and except as required by this Agreement, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any activity, in each case free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Limited Partner or Record Holder and, in declining to so propose or approve, shall not be deemed to have breached this Agreement, any other agreement contemplated hereby, the Act or any other provision of Law.
2.3    Office of the Partnership
The principal place of business of the Partnership will be 874 Sinclair Road, Oakville, Ontario, L6K 2Y1 or any other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners.
2.4    Fiscal Year
Subject to the General Partner determining otherwise or as otherwise may be required under the Code or applicable U.S. Treasury Regulation, the first fiscal period of the Partnership will end on December 31, 2014. The second fiscal period of the Partnership will commence on January 1, 2015 and will end on December 31, 2015. Thereafter, each fiscal period commences on January 1 in each year and ends on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.
2.5    Status of Partners

(a)The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:
(i)is a corporation incorporated under the laws of Canada and is validly subsisting under those laws;
(ii)has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound;
(iii)will act in good faith toward the Limited Partners in carrying out its obligations under this Agreement;
(iv)holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner; and
(v)will devote as much time as is reasonably necessary for the conduct and prudent management of the business and affairs of the Partnership.
2.6    Limitation on Authority of Limited Partners
No Limited Partner will:
(a)take part in the administration, control, management or operation of the business of the Partnership or exercise any power in connection with that control or management or transact business on behalf of the Partnership;
(b)execute any document which binds or purports to bind any other Partner or the Partnership;
(c)hold that Limited Partner out as having the power or authority to bind any other Partner or the Partnership;
(d)have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;
(e)bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or
(f)compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.
2.7    Power of Attorney
(a)Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as that Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:
(i)this Agreement, any amendment to this Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable laws of that jurisdiction (including any amendments to the Declaration or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);
(ii)all instruments and any amendments to the Declaration necessary to reflect any amendment to this Agreement;
(iii)any instrument required in connection with the dissolution, liquidation and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act, the Code and under any similar legislation;
(iv)the documents necessary to be filed with the appropriate governmental body or authority in connection with the business, property, assets and undertaking of the Partnership;
(v)any documents as may be necessary to give effect to the business of the Partnership as described in Section 2.2;
(vi)the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a subscriber for or transferee of Units to the Partnership;
(vii)any election, determination, designation, information return or similar document or instrument as may be required or desirable at any time under the Tax Act, the Code or under any other taxation legislation or laws of like import of Canada, the United States or of any province, state or jurisdiction which relates to the affairs of the Partnership or its Subsidiaries or the interest of any Person in the Partnership;
(viii)documents required to transfer Units of a Unitholder who is a Dissenting Unitholder, as provided for in Section 3.25(g); and
(ix)all other instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary or appropriate by the General Partner to carry out fully this Agreement in accordance with its terms.
(b)The General Partner may require any Person subscribing for Units to execute such documents or instruments containing a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.

(c)The power of attorney granted in this Agreement is irrevocable, is a power coupled with an interest, will survive the death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by a facsimile signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.
(d)Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney granted in this Agreement and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.
(e)In accordance with the Power of Attorney Act (British Columbia), the Powers of Attorney Act (Alberta), the Powers of Attorney Act, 2002 (Saskatchewan), the Powers of Attorney Act (Manitoba), the Substitute Decisions Act, 1992 (Ontario), the Property Act (New Brunswick), the Powers of Attorney Act (Prince Edward Island), the Powers of Attorney Act (Nova Scotia), the Enduring Powers of Attorney Act (Newfoundland), the Enduring Power of Attorney Act (Yukon), Powers of Attorney Act (Nunavut), and the Powers of Attorney Act (Northwest Territories), and any similar legislation governing a power of attorney, each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.
(f)The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of the Substitute Decisions Act, 1992 (Ontario), exercisable during a Limited Partner’s incapacity to manage property, or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this power of attorney will not terminate any CPOA granted by the Limited Partner previously and will not be terminated by the execution by the Limited Partner in the future of a CPOA, and the Limited Partner hereby agrees not to take any action in future which results in the termination of the power of attorney granted in this Agreement.
(g)The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the documents executed by the subscribing Limited Partner or transferee, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Alberta) and the Enduring Power of Attorney Act (Yukon) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.
(h)The power of attorney granted in this Agreement will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.
(i)A purchaser or transferee of a Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.7.
2.8    Limited Liability of Limited Partners
Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following payment of a Limited Partner’s Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except that, where a Limited Partner has received the return of all or part of that Limited Partner’s Capital Contribution, the Limited Partner is nevertheless liable to the Partnership or, where the Partnership is dissolved, to its creditors for any amount, not in excess of the amount returned with interest, necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose before the return of the Capital Contribution.
2.9    Indemnity of Limited Partners
The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations under this Agreement.
2.10    Compliance with Laws
Each Limited Partner will, on the request of the General Partner from time to time, immediately execute any documents considered by the General Partner to be necessary to comply with any applicable Law for the continuation, operation or good standing of the Partnership.
2.11    Other Activities of Partners
Limited Partners and their Affiliates and Associates and, subject to Section 7.20, Affiliates and Associates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.
ARTICLE 3
PARTNERSHIP UNITS
3.1    Authorized Units
The interests in the Partnership of the Partners other than the limited partnership interest of the Initial Limited Partner will be divided into and represented, as of the date hereof, by an unlimited number of only each of three classes of Units as follows: (i) interests of the General Partner will be represented by Class A common partnership units (“Common Units”) and preferred partnership units (“Preferred Units”); and (ii) interests of Limited Partners other than the limited partnership interest of the Initial Limited Partner will be represented by Class B exchangeable limited partnership units (“Exchangeable Units”). Except in accordance with this Agreement, no other Partnership Interests, Units or other interests in the Partnership shall be issued other than as specified by the preceding sentence. Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:
(a)the holders of Units will have the right to receive allocations of net income, net loss, taxable income and tax loss as provided in this Agreement;
(b)the holders of the Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and
(c)the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.
Except as otherwise specified in this Agreement, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the Common Units and Preferred Units held by it and any other units that it might acquire in accordance with this Agreement.
3.2    Rights, Privileges, Restrictions and Conditions of Exchangeable Units
In addition to the preferences, rights, restrictions, conditions and limitations set out in Section 3.1, each Exchangeable Unit will have the rights and preferences set out in Schedule A hereto.
3.3    Issuance of Additional Units; Preemptive Rights
(a)Subject to Sections 3.1 and 3.4, the General Partner may, in its discretion, cause the Partnership to issue additional Units on any terms and conditions of offering and sale of Units as the General Partner, in its discretion, may determine, from time to time hereafter and may do all things in that regard, including preparing and filing prospectuses, offering memoranda and other documents, paying the expenses of issue and entering into agreements with any Person providing for a commission or fee. Except for issuances of Units to Holdings pursuant to Section 3.4, the Partnership shall not issue any Units to Holdings.
(b)Without limiting the generality of Section 3.3(a), the General Partner may, in its discretion, cause the Partnership to issue additional Exchangeable Units. The General Partner may, in its discretion, either retain the net proceeds from such issuance for use by the Partnership, or may cause the Partnership to distribute the net proceeds from such issuance to Holdings for the purposes of funding redemption, repurchase or acquisition of Holdings Shares or Preferred Shares in accordance with Section 3.4(d).
(c)Unless otherwise determined by the General Partner, in its sole discretion with the prior approval of the Conflicts Committee, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interests, whether unissued, held in the treasury or hereafter created.
(d)All Partnership Interests issued by the Partnership shall be fully paid and non-assessable Partnership Interests.

3.4    Capital Structure of the Partnership and Holdings
So long as any Exchangeable Units are outstanding:
(a)The General Partner shall, and shall cause the Partnership to, take all actions necessary so that, at all times for as long as this Agreement is in effect, the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the Common Units shall be proportionate to their respective Percentage Interests (for the avoidance of doubt, not taking into account Section 5.4(b), and excluding distributions that are made to Holdings on the Common Units pursuant to Section 3.4(d) or Section 5.4(f)).
(b)Without limiting the generality of Section 3.4(a):
(i)upon the issuance by the General Partner of any Holdings Shares (other than pursuant to the exercise of an Exchange Right or an issuance described in Section 3.5), including any issuance in connection with a business acquisition by Holdings, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for shares Holdings Shares, and including any Holdings Shares issued upon exercise of the Warrants, which, in each case, will result in a corresponding change in the Percentage Interests of the Partners in accordance with the definition of “Percentage Interests”, the General Partner shall contribute the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership as a capital contribution on account of its Common Units;
(ii)upon the issuance by the General Partner of any Preferred Shares (including any issuance in connection with a business acquisition by Holdings, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for Preferred Shares), the General Partner shall contribute the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership as a capital contribution on account of its Preferred Units;
(iii)if a new class of shares in the capital of Holdings is created and issued by Holdings (“New Shares”), the General Partner shall (either immediately before or after such issuance) (A) cause the Partnership to create a corresponding new class of Units (“New Units”) that has corresponding distribution rights to such New Shares, (B) cause the Partnership to issue one or more New Units in exchange for the contribution by Holdings of the proceeds from the issuance of such New Shares (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership, and (C) effect such amendments to this Agreement as are necessary in order to provide that the distributions and allocations on the New Units to Holdings pursuant to this Agreement are made on terms that allow Holdings to fund distributions on such New Shares in accordance with their terms and such other amendments as are necessary such that the capital of Holdings in the Partnership continues to correspond with the outstanding capital of Holdings; and
(iv)where Holdings issues any Holdings Shares as a Make Whole Dividend in accordance with the terms of the Preferred Shares, the amount recorded by Holdings as having been received in consideration for the issuance of such Holdings Shares shall be the amount of the Make Whole Dividend satisfied by issuance of such Holdings Shares and such amount will be deemed to have been contributed to the Partnership as a capital contribution on account of the General Partner’s Common Units; and
(c)Upon the exchange of any Exchangeable Units for Exchanged Shares pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each Exchangeable Unit shall be deemed to have repurchased by the Partnership for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units.  In connection with such repurchase, (i) Holdings shall deliver (or cause to be delivered) to such holder, for and on behalf of the Partnership and in the manner provided for in Section 2.4 of Schedule A, the applicable number of Exchanged Shares and (ii) the Partnership shall issue to Holdings a number of Common Units equal to the number of Exchanged Shares delivered to such holder pursuant to the previous clause in consideration for Holdings delivering such Exchanged Shares to such holder and Holdings shall be deemed to have made a capital contribution to the Partnership equal to the value of the Exchanged Shares delivered. Upon the exchange of any Exchangeable Units for the Cash Amount (as defined in Schedule A) pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each such Exchangeable Unit automatically shall be deemed cancelled concurrently with such payment, without any action on the part of any Person, including Holdings or the Partnership.
(d)If Holdings proposes to redeem, repurchase or otherwise acquire any Holdings Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to Holdings on its Common Units in an amount sufficient for Holdings to fund such redemption, repurchase or acquisition, as the case may be. If Holdings redeems, repurchases or otherwise acquires any Preferred Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to Holdings on its Preferred Units in an amount sufficient for Holdings to fund such redemption, repurchase or acquisition, as the case may be. Holdings may, in order to fund the redemption of Preferred Shares, issue Holdings Shares in which case the net proceeds of such issuance would be contributed to the Partnership pursuant to Section 3.4(b)
(i)and then distributed pursuant to this Section 3.4(d) to the extent required to fund such redemption.

3.5    Reciprocal Changes
So long as any Exchangeable Units not owned by Holdings or its subsidiaries are outstanding:
(a)Holdings will not:
(i)issue or distribute Holdings Shares (or securities exchangeable for or convertible into or carrying rights to acquire Holdings Shares) to the holders of all or substantially all of the then outstanding Holdings Shares by way of stock dividend or other distribution, other than an issue of Holdings Shares (or securities exchangeable for or convertible into or carrying rights to acquire Holdings Shares) to holders of Holdings Shares who exercise an option to receive dividends in Holdings Shares (or securities exchangeable for or convertible into or carrying rights to acquire Holdings Shares) in lieu of receiving cash dividends; or
(ii)issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Holdings Shares entitling them to subscribe for or to purchase Holdings Shares (or securities exchangeable for or convertible into or carrying rights to acquire Holdings Shares); or
(iii)issue or distribute to the holders of all or substantially all of the then outstanding Holdings Shares (A) shares or securities of Holdings other than Holdings Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Holdings Shares), (B) rights, options or warrants other than those referred to in Section 3.5(a)(ii) hereof, (C) evidences of indebtedness of Holdings or (D) assets of Holdings, unless, in each case, the equitably equivalent on a per Exchangeable Unit basis of such Holdings Shares, rights, options, securities, warrants, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Units; provided that, for greater certainty, the above restrictions shall not apply (A) to dividends or distributions on Holdings Shares where an equal distribution is made on each Exchangeable Unit in accordance with Section 5.4(a)(ii) or (B) to any securities issued or distributed by Holdings in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.
(b)Holdings will not:
(i)subdivide, redivide or change the then outstanding Holdings Shares into a greater number of Holdings Shares; or
(ii)reduce, combine, consolidate or change the then outstanding Holdings Shares into a lesser number of Holdings Shares; or
(iii)reclassify or otherwise change Holdings Shares or effect an amalgamation, merger, reorganization or other transaction affecting Holdings Shares (other than an amalgamation, merger, reorganization or other transaction affecting Holdings Shares where such Holdings Shares are used as consideration in an acquisition by the Partnership or any subsidiary of the Partnership), unless, in each case, the same or an equitably equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Units.
(c)Holdings will ensure that the record date for any event referred to in Section 3.5(a) or 3.5(b) hereof or (if no record date is applicable for such event) the effective date for any such event, will be the same with respect to both the Exchangeable Units and the Holdings Shares, and that such record date or effective date is not less than five Business Days after the date on which such event is declared or announced by Holdings (with contemporaneous notification thereof by Holdings to the Partnership).
(d)The General Partner, with the prior approval of the Conflicts Committee, shall determine, in good faith with assistance of such reputable and qualified independent financial advisors and/or other experts as the General Partner of the Partnership may require, equitable equivalence for the purposes of any event referred to in Section 3.5(a) or 3.5(b) hereof and each such determination shall be conclusive and binding on Holdings. In making each such determination, the following factors shall, without excluding other factors determined by the General Partner of the Partnership to be relevant, be considered by the General Partner of the Partnership:
(i)in the case of any stock dividend or other distribution payable in Holdings Shares, the number of such shares issued in proportion to the number of Holdings Shares previously outstanding;
(ii)in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Holdings Shares (or securities exchangeable for or convertible into or carrying rights to acquire Holdings Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a Holdings Share;
(iii)in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Holdings other than Holdings Shares, any rights, options or warrants other than those referred to in Section 3.5(d)(ii) hereof, any evidences of indebtedness of Holdings or any assets of Holdings), the relationship between the fair market value (as determined by the General Partner of the Partnership in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Holdings Share and the Current Market Price of a Holdings Share; and
(iv)in the case of any subdivision, redivision or change of the then outstanding Holdings Shares into a greater number of Holdings Shares or the reduction, combination, consolidation or change of the then outstanding Holdings Shares into a lesser number of Holdings Shares or any amalgamation, merger, reorganization or other transaction affecting Holdings Shares, the effect thereof upon the then outstanding Holdings Shares (other than an amalgamation, merger, reorganization or other transaction affecting Holdings Shares where such Holdings Shares are used as consideration in an acquisition by the Partnership or any subsidiary of the Partnership).

(e)The Partnership agrees that, to the extent required, upon due notice from Holdings, the Partnership will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate distributions are paid or other distributions are made by the Partnership, or subdivisions, redivisions or changes are made to the Exchangeable Units, in order to implement the required equitable equivalence with respect to distributions on the Holdings Shares and Exchangeable Units as provided for in this Section 3.5.
(f)The Partnership shall not effect any Subdivision or Combination of Exchangeable Units other than in accordance with this Section 3.5.
3.6    Segregation of Funds
Holdings will cause the Partnership to deposit a sufficient amount of funds in a separate account of the Partnership and segregate a sufficient amount of such other assets and property as is necessary to enable the Partnership to pay distributions and other amounts when due under Section 5.4(a) and to pay or otherwise satisfy its obligations under Article 2 of Schedule A hereto, as applicable.
3.7    Reservation of Holdings Shares
Holdings hereby represents, warrants and covenants in favour of the Partnership that Holdings has reserved for issuance and will, at all times while any Exchangeable Units (other than Exchangeable Units held by Holdings or its subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital at least such number of Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) without duplication (a) as is equal to the sum of (i) the number of Exchangeable Units issued and outstanding from time to time and (ii) the number of Exchangeable Units issuable upon the exercise of all rights to acquire Exchangeable Units outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Holdings to meet its obligations under any other security or commitment pursuant to which Holdings may now or hereafter be required to issue Holdings Shares, and to enable and permit the Partnership to meet its obligations hereunder.
3.8    Notification of Certain Events
In order to assist Holdings to comply with its obligations hereunder, the Partnership will notify Holdings of each of the following events at the time set forth below:
(a)immediately, upon receipt by the Partnership of an Exchange Notice;
(b)on the same date on which the Partnership gives written notice to holders of Exchangeable Units of a mandatory exchange in accordance with Article 2 of Schedule A hereto; and
(c)as soon as practicable upon the issuance by the Partnership of any Exchangeable Units or rights to acquire Exchangeable Units.
3.9    Delivery of Holdings Shares to the Partnership
Upon notice from the Partnership of any event that requires the Partnership to cause Holdings Shares to be delivered to any holder of Exchangeable Units, Holdings shall forthwith issue and deliver or cause to be delivered, for and on behalf of the Partnership, the requisite number of Holdings Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Units. All such Holdings Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Holdings Share, Holdings shall be deemed to have made a capital contribution to the Partnership as provided in Section 3.4(c).
3.10    Qualification of Holdings Shares
If any Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued and delivered by Holdings to the holder of surrendered Exchangeable Units or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of Holdings for purposes of United States federal or state securities law), Holdings will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Holdings Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Holdings will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Holdings Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Holdings Shares (or such other shares or securities) have been listed by Holdings and remain listed and are quoted or posted for trading at such time.
3.11    Subscription for Units
No subscription may be made or will be accepted for a fraction of a Unit. In connection with any offering, each subscribing Person will complete and execute a subscription form in a form prescribed by the General Partner setting out, among other things, the total subscription price for the Units subscribed for, which subscription price will be that Person’s agreed upon Capital Contribution.
3.12    Admittance as Limited Partner
Upon the issuance of Units to any new Limited Partner, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.
3.13    Payment of Expenses
The Partnership will pay, to the extent contemplated by any agreement, indenture, prospectus or other offering document, all costs, disbursements and other fees and expenses incurred, by the Partnership or on its behalf, in connection with:

(a)the organization of the Partnership;
(b)the Arrangement and the Merger;
(c)the registration of the Partnership under the Act and under similar legislation of other jurisdictions;
(d)the issuance and sale of any additional Units; and
(e)the listing of the Exchangeable Units on a National Securities Exchange.
3.14    Record of Limited Partners
The General Partner shall keep or cause to be kept at its principal place of business in Ontario a current Record stating for each Limited Partner that information required under the Act, including the Limited Partner’s name, address, Ontario corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Limited Partnership and the number of Units held by each Limited Partner. Registration of interests in, and as provided in Section 3.15 transfers of, Units will be made only in the Record.
3.15    Transfers of Units and Changes in Membership of Partnership
(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the Record Holder of a Partnership Interest assigns such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)The Registrar and Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of Units as herein provided. Upon surrender of a Certificate for registration of transfer of any Units evidenced by a Certificate, the General Partner shall execute and deliver, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Units as were evidenced by the Certificate so surrendered, provided that a transferor shall provide the address and facsimile number for each such transferee as required for inclusion in the Record.
(c)The Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer. No charge shall be imposed by the Partnership for any transfer of Units.
(d)By acceptance of the transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Partnership as a Partner with respect to the Units so transferred to such transferee when any such transfer or admission is reflected in the Record, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) grants powers of attorney to the General Partner, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.
(e)Nothing contained in this Agreement shall preclude the settlement of any transactions involving Units entered into through the facilities of any National Securities Exchange on which such Units are listed for trading.
(f)No change of name or address of a Limited Partner, no transfer of a Unit and no admission of a substituted Limited Partner in the Partnership will be effective for the purposes of this Agreement until the requirements set out in this Article 3 have been satisfied, and until that change, transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.
(g)Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, subject to Section 3.15(f), the General Partner shall admit the transferee to the Partnership as a substituted Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law).
(h)No transfer of Units will be accepted by the General Partner more than 15 days after the sending of a notice of dissolution under Section 13.3(d).
3.16     Notice of Change to General Partner
No name or address of a Limited Partner will be changed and no transfer of a Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the Record except pursuant to a notice in writing received by the General Partner.
3.17    Inspection of Record
A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.
3.18    Amendment of Declaration or Record
The General Partner, on behalf of the Partnership, may effect such filings, recordings, registrations and amendments to the Record and the Declaration and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Units and dissolution of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.
3.19    Non-Recognition of Trusts or Beneficial Interests
Units may be held by nominees on behalf of the beneficial owners of the Units. Notwithstanding the foregoing, except as provided in this Agreement, as required by Law or as recognized by the General Partner in its sole discretion, no Person will be recognized (including in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code) by the Partnership or any Limited Partner as holding any Unit in trust, or on behalf of another Person with the beneficial interest in that other

Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of that Unit.
3.20    Incapacity, Death, Insolvency or Bankruptcy
Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to the requirements of Section 3.15, that entitlement will not be recognized or entered into the Record until that Person:
(a)has produced evidence satisfactory to the Registrar and Transfer Agent of that Person’s entitlement; and
(b)has delivered any other evidence, approvals and consents in respect to that entitlement as the Registrar and Transfer Agent may require and as may be required by Law or by this Agreement.
3.21    No Transfer upon Dissolution
No transfer of Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 13.1.
3.22    Certificates
(a)Upon the Partnership’s issuance of Units of all or any classes to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Certificate evidencing the issuance of Units shall be valid for any purpose until it has been countersigned by the Registrar and Transfer Agent, provided that if the General Partner elects to issue Units in global form, the Certificates of such Units shall be valid upon receipt of a certificate from the Registrar and Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Partnership.
(b)Notwithstanding Section 3.22(a), LP Units of any class may be traded through an electronic settlement system and held in Uncertificated form in accordance with such arrangements as may from time to time be permitted by any statute, regulation, order, instrument or rule in force affecting the Partnership. Amendments to any provisions of this Agreement which may be necessary or expedient for this purpose may be made by the General Partner in its sole discretion but will not be deemed to vary the rights of any class of Partnership Interests (including Units).
(c)Certificates may bear any legends required by applicable Law or otherwise determined to be appropriate by the General Partner.
3.23    Mutilated, Destroyed, Lost or Stolen Certificates
(a)If any mutilated Certificate is surrendered to the Registrar and Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Registrar and Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.
(b)The General Partner on behalf of the Partnership shall execute, and upon its request the Registrar and Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Registrar and Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)satisfies any other reasonable requirements imposed by the General Partner.
(c)If a Record Holder fails to notify the Partnership within a reasonable time after the holder has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partnership Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Record Holder shall be precluded from making any claim against the Partnership, the General Partner or the Registrar and Transfer Agent for such transfer or for a new Certificate.
(d)As a condition to the issuance of any new Certificate under this Section 3.23, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Registrar and Transfer Agent) reasonably connected therewith.
3.24    Record Holders
In accordance with Section 3.15, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Units. A Person may become a Record Holder without the consent or approval of any Partner.

3.25    Offers for Units
(a)In this Section:
(i)“Dissenting Unitholder” means a Unitholder of the applicable class who does not accept an Offer referred to in Section 3.25(b);
(ii)“Offer” means an offer to acquire outstanding LP Units of one or more classes, where, as of the date of the offer to acquire, the LP Units that are subject to the offer to acquire, together with the Offeror’s Units, constitute in the aggregate 20% or more of all outstanding Units of such class;
(iii)“Offeror” means a Person, or two or more Persons acting jointly or in concert, who make an offer to acquire Units;
(iv)“Offeror’s Notice” means the notice described in Section 3.25(c); and
(v)“Offeror’s Units” means LP Units beneficially owned, or over which control or direction is exercised, on the date of the Offer by the Offeror, any Affiliate or Associate of the Offeror or any Person acting jointly or in concert with the Offeror.
(b)If an offer for all of the outstanding LP Units of a class (other than LP Units held by or on behalf of the Offeror or an Affiliate or Associate of the Offeror) is made and:
(i)within the time provided in the Offer for its acceptance, the Offer is accepted by Unitholders representing at least 90% of the outstanding LP Units of the class subject to the Offer, other than the Offeror’s Units;
(ii)the Offeror is bound to take up and pay for, or has taken up and paid for the LP Units of the applicable class of the Unitholders who accepted the Offer; and
(iii)the Offeror complies with Sections 3.25(c) and 3.25(e), the Offeror is entitled to acquire, and the Dissenting Unitholders are required to sell to the Offeror, the LP Units that were subject to the Offer of the applicable class held by the Dissenting Unitholders for the same consideration per Unit payable or paid, as the case may be, under the Offer.
(c)Where an Offeror is entitled to acquire LP Units held by Dissenting Unitholders pursuant to Section 3.25(b), and the Offeror wishes to exercise that right, the Offeror will send by registered mail within 30 days after the date of expiry of the Offer a notice (the “Offeror’s Notice”) to each Dissenting Unitholder stating that:
(i)Unitholders holding at least 90% of the LP Units of the class subject to the Offer, other than the Offeror’s Units, have accepted the Offer;
(ii)the Offeror is bound to take up and pay for, or has taken up and paid for, the Units of the applicable class of the Unitholders who accepted the Offer; and

(iii)Dissenting Unitholders must, within 21 days after the date of the sending of the Offeror’s Notice, transfer their respective LP Units of the applicable class that were subject to the Offer to the Offeror on the terms on which the Offeror acquired the LP Units of the Unitholders who accepted the Offer.
(d)A Dissenting Unitholder to whom an Offeror’s Notice is sent pursuant to Section 3.25(c) will, within 21 days after the sending of the Offeror’s Notice, transfer to the Offeror that Dissenting Unitholder’s Units of the applicable class that were subject to the Offer.
(e)Within 21 days after the Offeror sends an Offeror’s Notice pursuant to Section 3.25(c), the Offeror will pay or transfer to the General Partner, or to any other Person or Persons as the General Partner may direct, the cash or other consideration that is payable to Dissenting Unitholders pursuant to Section 3.25(b).
(f)The General Partner, or any Person(s) directed by the General Partner, will hold in trust for the Dissenting Unitholders the cash or other consideration it receives under Section 3.25(e). The General Partner, or that other Person, will deposit the cash in a separate account in a Canadian chartered bank and will place other consideration in the custody of a Canadian chartered bank or similar institution for safekeeping.
(g)Within 30 days after the date of the sending of an Offeror’s Notice pursuant to Section 3.25(c), the General Partner, if the Offeror has complied with Section 3.25(e), will:
(i)do all acts and things and execute and cause to be executed all instruments as in the General Partner’s opinion may be necessary or desirable to cause the transfer of the Units of the Dissenting Unitholders of the applicable class that were subject to the Offer to the Offeror;
(ii)send to each Dissenting Unitholder who has complied with Section 3.25(d) the consideration to which that Dissenting Unitholder is entitled under this Section 3.25;
(iii)send to each Dissenting Unitholder who has not complied with Section 3.25(d) a notice stating that:
(A)the Dissenting Unitholder’s LP Units of the applicable class that were subject to the Offer have been transferred to the Offeror;
(B)the General Partner or some other Person designated in that notice is holding in trust the consideration for the transfer of those LP Units to the Offeror; and
(C)the General Partner, or that other Person, will send the consideration to the Dissenting Unitholder as soon as practicable after receiving ratification of the transfer of the Dissenting Unitholder’s Units of the applicable class to the Offeror from that Dissenting Unitholder or any other documents as the General Partner, or that other Person may require;

and the General Partner is hereby appointed the agent and attorney of the Dissenting Unitholders for the purposes of giving effect to the foregoing provisions.
(h)An Offeror will not be entitled to rely on the provisions of this Section 3.25 unless, concurrent with the communications of the Offer to any Unitholder, a copy of such communications is provided to the General Partner.
(i)For so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its subsidiaries):
(ii)no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to Holdings Shares (a “Holdings Offer”) will be proposed or recommended by Holdings or the Holdings Board of Directors or otherwise effected with the consent or approval of the Holdings Board of Directors unless the holders of Exchangeable Units (other than Holdings and its subsidiaries) are entitled to participate in such Holdings Offer to the same extent and on an equitably equivalent basis as the holders of Holdings Shares, without discrimination. Without limiting the generality of the foregoing, except in order to permit the Holdings Board of Directors to fulfill its fiduciary duties under applicable law, neither Holdings nor the Holdings Board of Directors will approve or recommend any Holdings Offer or take any action in furtherance of a Holdings Offer unless, and Holdings will use its commercially reasonable efforts expeditiously and in good faith to put in place procedures or to cause the Transfer Agent to put in place procedures to ensure that, the holders of Exchangeable Units may participate in such Holdings Offer without being required to exchange Exchangeable Units as against the Partnership (or, if so required, to ensure that any such exchange shall be conditional upon and shall only be effective if the Holdings Shares tendered or deposited under such Holdings Offer are taken up); and
(iii)no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to Exchangeable Units (a “Units Offer”) will be proposed or recommended by Holdings or the Holdings Board of Directors or otherwise effected with the consent or approval of the Holdings Board of Directors unless the holders of Holdings Shares (other than Holdings and its subsidiaries) are entitled to participate in such Units Offer to the same extent and on an equitably equivalent basis as the holders of Exchangeable Units, without discrimination.
3.26    Holdings and Subsidiaries Not to Vote Exchangeable Units
Holdings covenants and agrees in favour of the Partnership that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Units held by it and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Units in order to be counted as part of the quorum for each such meeting. Holdings further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Units from time to time pursuant to this Agreement or pursuant to the provisions of the Voting Trust Agreement (or any successor or other corporate statute by which the Partnership may in the future be governed) with respect to any Exchangeable Units held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Units.
3.27    Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including the obligations of Holdings contained in Section 3.25(i), shall limit the ability of Holdings to make a “Rule l0b-18 Purchase” of Holdings Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended, or normal course purchases pursuant to Section 101.2 of the Securities Act (Ontario), as amended.
3.28    Stock Exchange Listing
Holdings covenants and agrees in favour of the Partnership that, subject to Section 2.6 of Schedule A, as long as any outstanding Exchangeable Units are owned by any Person other than Holdings or any of its subsidiaries, Holdings will use its commercially reasonable efforts to maintain a listing for such Exchangeable Units on a National Securities Exchange.
ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1    General Partner Contribution
The General Partner has made an initial contribution of $0.01 to the capital of the Partnership and has made subsequent capital contributions prior to the date hereof of $89,055,000.
4.2    Initial Limited Partner Contribution
The Initial Limited Partner has contributed the sum of $9.99 to the capital of the Partnership in full satisfaction of its Capital Contribution.
4.3    Limited Partner and General Partner Contributions
(a)In respect of the Exchangeable Units issued in connection with the Merger, the Capital Contribution in respect of each Exchangeable Unit issued to a Partner will be equal to the fair market value of property exchanged by such Partner in consideration for such Exchangeable Unit, as determined by the General Partner. In respect of the Common Units issued to the General Partner, the aggregate Capital Contribution in respect of the Common Units will be equal to the fair market value of the property and cash contributed to the Partnership by the General Partner in consideration for such Common Units, as determined by the General Partner.
(b)In respect of the Preferred Units issued to the General Partner upon issuance by Holdings of the Preferred Shares on the Effective Date, it is acknowledged that the aggregate Capital Contribution in respect of the Preferred Units will be equal to the amount of cash contributed to the Partnership by Holdings in respect of such Preferred Units.
4.4    Maintenance of Capital Accounts
(a)There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of any Net Income of the Partnership and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.2(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the Carrying Value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any items in the nature of deduction or loss that are specially allocated to such Partner pursuant to Section 5.2(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the U.S. Treasury Regulations promulgated thereunder. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the U.S. Treasury Regulations promulgated thereunder or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the U.S. Treasury Regulations promulgated thereunder.
(b)A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Units so transferred.
(c)The Partnership shall revalue the Capital Accounts of the Partners in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.
(d)Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner, with the prior approval of the Conflicts Committee, shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to give economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.4 and 13.3, the General Partner may make such modification.
ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES
5.1    Allocation of Net Income or Losses

Net income or loss of the Partnership for accounting purposes will be allocated to each Partner in the same proportion as income or loss is allocated to the Capital Accounts of the Partners as provided in Section 5.2.
5.2    Allocation for Capital Account Purposes
(a)After giving effect to the special allocations set forth in Section 5.2(b), Net Income (Net Loss) of the Partnership for each Fiscal Year or other taxable period shall be allocated among the Capital Accounts of the Partners as follows and in the following order of priority:
(i)First, to the General Partner, with respect to the Preferred Units, an amount of Net Income up to the amount that would be treated as a dividend paid or accrued on the Preferred Shares for U.S. federal income tax purposes for such Fiscal Year or other taxable period (including pursuant to Section 305 of the Code and the Regulations thereunder) if the General Partner had earnings and profits of such taxable year (within the meaning of Section 316(a)(2) of the Code) at least equal to the maximum amount that could be so treated. Notwithstanding the foregoing, if for any taxable year, (x) the General Partner does not have earnings and profits for such year at least equal to the amount described in the preceding sentence and (y) there is nevertheless an amount in excess of the actual earnings and profits of the General Partner for such year that is treated as a dividend paid or accrued on the Preferred Shares based on earnings and profits of the General Partner accumulated in prior years (within the meaning of Section 316(a)(2) of the Code), the amount to be allocated under the preceding sentence for the succeeding year (and each year after that, to the extent necessary), shall be increased by the excess amount described in this sentence; and
(ii)Thereafter, in a manner that as closely as possible gives economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.4(a)(ii).
(b)Special Allocations. Notwithstanding any other provision of this Section 5.2, the following special allocations shall be made for each Fiscal Year or other taxable period:
(i)Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.2, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.2(b)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.2(b)(iii) and (iv)). This Section 5.2(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.2 (other than Section 5.2(b)(i)), except as provided in U.S. Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.2(b)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(b), other than Section 5.2(b)(i) and other than an allocation pursuant to Sections 5.2(b)(v) and (vi), with respect to such taxable period. This Section 5.2(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in U.S. Treasury Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.
(iii)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.2(b)(i) or (ii). This Section 5.2(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(iv)Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section 5.2(b)(iv) were not in this Agreement.
(v)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the holders of the Common Units and the Exchangeable Units in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vi)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(vii)Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in U.S. Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in a manner chosen by the General Partner and consistent with such Treasury Regulation.
(viii)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the U.S. Treasury Regulations.
(ix)Curative Allocation.
(A)The Required Allocations are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.2(b)(ix). Therefore, notwithstanding any other provision of this Article 5 (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.
(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 5.2(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.2(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(x)Partnership Recourse Liabilities. Any guarantee of Partnership debt by the General Partner shall not be taken into account for purposes of Section 752 of the Code and the U.S. Treasury Regulations promulgated thereunder.
5.3    Allocation of Net Income and Losses for Tax Purposes
(a)Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.2(a).
(b)In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in U.S. Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any allocation method under U.S. Treasury Regulations Section 1.704-3 as the General Partner may decide. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3, Section 704(c) of the Code (and the principles thereof), and U.S. Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.
(c)The income for Canadian tax purposes of the Partnership for a given Fiscal Year (or other taxable period) of the Partnership will be allocated in the following order and proportions:
(i)to the holder of the Preferred Units in an amount equal to the aggregate of: (A) the Preferred Return for all prior Fiscal Years (or other taxable periods) except to the extent income for Canadian tax purposes has been allocated in respect of the Preferred Return for the prior Fiscal Years (or other taxable periods); and (B) the Preferred Return for the given Fiscal Year (or other taxable period) provided that for purposes of this paragraph the determinations in (i) and (ii) of the definition of Preferred Return will be done using Canadian dollars;
(ii)to each Partner in an amount calculated by multiplying
(A)the aggregate income allocated to the Partners (net of the income allocated to the holder of the Preferred Units in Section 5.3(c)(i)) by

(B)a fraction, (1) the numerator of which is the sum of the fair market value of all distributions received by that Partner with respect to that Fiscal Year or other taxable period (other than distributions on account of the Preferred Return) pursuant to Section 5.4, and (2) the denominator of which is the aggregate fair market value of all distributions made to all Partners by the Partnership with respect to that Fiscal Year or other taxable period (other than distributions on account of the Preferred Return) pursuant to Section 5.4.
If, with respect to a given Fiscal Year or other taxable period, income of the Partnership for Canadian tax purposes exceeds the amount allocated to the holders of the Preferred Units in Section 5.3(c)(i) and no distribution is made by the Partnership to its Partners (other than on account of the Preferred Return), or the Partnership has a loss for Canadian tax purposes, the General Partner shall allocate the income or loss of the Partnership in the manner it considers appropriate in the circumstances. In so allocating the net income or loss, the General Partner shall act reasonably and fairly, taking into account the amount and timing of actual and anticipated distributions to each of the Partners (including the General Partner), with a view to ensuring that each Partner is allocated a portion of the Partnership’s net income that substantially corresponds to the income that is distributed to that Partner, subject to the priority allocation of the income of the Partnership to the holders of the Preferred Units.
(d)For Canadian Tax purposes, net income and loss of the Partnership will be determined in accordance with the Tax Act.
(e)The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Units (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of U.S. Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for U.S. federal income tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the U.S. Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, and (E) the adoption and maintenance of accounting methods.
(f)For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner for U.S. federal income tax purposes with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole discretion, using any permissible method under Section 706 of the Code and the U.S. Treasury Regulations promulgated thereunder.
(g)Allocations that would otherwise be made to a Partner under the provisions of this Article 5 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.
5.4    Distributions
(a)Subject to Sections 5.4(c) and 5.4(f), the General Partner shall cause distributions to be made by the Partnership to the Partners as follows:
(i)(A) if a dividend or distribution shall have been declared and be payable on the Preferred Shares (other than a Make Whole Dividend on the Preferred Shares satisfied with Holdings Shares in accordance with Section 3.4(b)(iv)), the Partnership shall make a distribution in respect of the Outstanding Preferred Units in an amount equal to the aggregate amount of the dividends or distributions payable in respect of the Preferred Shares and (B) if no Preferred Shares are outstanding in a Fiscal Year, the Partnership shall make a distribution of $100 in respect of the Preferred Units for the Fiscal Year;
(ii)if a dividend or distribution shall have been declared and be payable in respect of a Holdings Share (excluding where a dividend or distribution is effected in accordance with Section 3.5), the Partnership shall:
(A)make a distribution in respect of each Exchangeable Unit in an amount equal to the dividend or distribution payable in respect of a Holdings Share; and
(B)make a distribution in respect of the Outstanding Common Units in an amount equal to the aggregate amount of the dividends or distributions payable in respect of the Holdings Shares;
(b)Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership or any of its Affiliates to comply with any withholding requirements established under the Code (including pursuant to Sections 1441, 1442, 1445, 1446 and 3406), the Tax Act, or any other federal, state, provincial, local or foreign law. To the extent that the Partnership is required to or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code) or to the extent that any payments made to the Partnership are subject to withholding as a result of such payments being attributable to any particular Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner pursuant to Sections 5.4 and 13.3 in the amount of such withholding from or in respect of such Partner. The General Partner may treat taxes paid by the Partnership on behalf of, or amounts previously withheld with respect to, all or less than all of the Partners, as a distribution of cash to such Partners. In any such case, unless such amount was withheld from amounts otherwise distributable to such Partner hereunder, it shall be treated as an advance to such Partner which shall be repayable on demand and if not repaid may be set off against subsequent distributions to such Partner.
(c)Notwithstanding Section 5.4(a), in the event of the dissolution of the Partnership, all receipts received during or after the Fiscal Year quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 13.3.

(d)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Registrar and Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
(e)Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Act or other applicable Law.
(f)Notwithstanding the provisions of Section 5.4(a), the General Partner, in its sole discretion, may authorize that to the extent that the General Partner determines that expenses or other obligations of Holdings are related to its role as the General Partner or the business and affairs of Holdings that are conducted through the Partnership or any of the Partnership’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Holdings (which distributions shall be made without pro rata distributions to the other Partners) in amounts required for Holdings to pay: (i) any tax liabilities of Holdings, (ii) any operating, administrative and other similar costs incurred by Holdings (including (w) payments in respect of indebtedness and equity securities of Holdings to the extent the proceeds are used or will be used by Holdings to pay expenses or other obligations described in this Section 5.4(f) (in either case only to the extent economically equivalent indebtedness or equity securities of the Partnership were not issued to Holdings), (x) customary indemnification obligations of Holdings owing to directors, officers, employees or other persons under Holdings’ articles, charter, by-laws or other constating documents or pursuant to written agreements with any such person, (y) obligations of Holdings in respect of director and officer insurance (including premiums therefor) and (z) payments pursuant to any legal, tax, accounting and other professional fees and expenses); (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Holdings; (iv) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of Holdings; (v) other fees and expenses in connection with the maintenance of the existence of Holdings (including any costs or expenses associated with being a public company listed on a national securities exchange and compliance with applicable Laws or the requirements of a Governmental Authority); and (vi) amounts owing by Holdings in respect of indebtedness incurred by it for the purposes of making capital contributions to the Partnership to fund certain financing costs in anticipation of the Arrangement and the Merger, provided distributions made pursuant to this clause (vi) are made prior to the effectiveness of the Merger. For the avoidance of doubt, distributions made under this Section 5.4(f) may not be used to pay or facilitate dividends or distributions on the Holdings Shares and must be used solely for one of the express purposes set forth pursuant to the immediately preceding sentence. All distributions under this Section 5.4(f) shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.
5.5    Repayments

If, as determined by the General Partner, it appears that any Partner has received an amount under this Article 5 which is in excess of that Partner’s entitlement, the Partner will, promptly upon notice from the General Partner, reimburse the Partnership to the extent of the excess, and failing immediate reimbursement, the General Partner may withhold the amount of the excess (with interest at the rate of 5% from time to time calculated and compounded monthly) from further distributions otherwise due to the Partner.
ARTICLE 6
WITHDRAWAL OF CAPITAL CONTRIBUTIONS
6.1    Withdrawal
No Limited Partner has the right to withdraw any of the Limited Partner’s Capital Contribution or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by law.
ARTICLE 7
POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER
7.1    Duties and Obligations
(a)The General Partner has:
(i)unlimited liability for the debts, liabilities and obligations of the Partnership;
(ii)subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and
(iii)the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.
(b)An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.
(c)In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.
7.2    Specific Powers and Duties
(a)Without limiting the generality of Section 7.1 but subject to the terms of this Agreement, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:
(i)negotiate, execute and perform all agreements, conveyances or other instruments which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favourable to the Partnership);
(ii)open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;
(iii)mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership and its Subsidiaries now owned or later acquired, to secure any present and future borrowings and related expenses of the Partnership and its Subsidiaries and to sell all or any of that property pursuant to a foreclosure or other realization upon the foregoing encumbrances;
(iv)manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary to the business and may, from time to time, in its sole discretion propose combinations with other partnerships or other entities, which proposal(s) will be subject to requisite approval by the Partners;
(v)incur all costs and expenses in connection with the Partnership;
(vi)employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;
(vii)engage agents, including any Affiliate or Associate of the General Partner, to assist it to carry out its management obligations to the Partnership or subcontract administrative functions to the General Partner or any Affiliate or Associate of the General Partner, including, without limitation, the Registrar and Transfer Agent;
(viii)invest cash assets of the Partnership that are not immediately required for the business of the Partnership in short term investments;
(ix)act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;
(x)commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation:
(xi)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, and the incurring of any other obligations;
(xii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;
(xiii)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;
(xiv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;
(xv)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time);
(xvi)retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;
(xvii)appoint the Registrar and Transfer Agent;
(xviii)do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;
(xix)obtain any insurance coverage for the benefit of the Partnership, the Partners and Indemnitees;
(xx)the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;
(xxi)the entering into of listing agreements with any securities exchange and the delisting of some or all of the LP Units from, or requesting that trading be suspended on, any such exchange;
(xxii)the purchase, sale or other acquisition or disposition of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests;

(xxiii)the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members;
(xxiv)cause to be registered for resale under securities Laws, any securities of, or any securities convertible or exchangeable into securities of, the Partnership held by any Person, including the General Partner or any Affiliate of the General Partner;
(xxv)carry out the objects, purposes and business of the Partnership; and
(xxvi)execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership.
(b)No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner will insert, and cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:
“Restaurant Brands International Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income.”
7.3    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
(a)The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may (with the prior approval of the Conflicts Committee) determine, in its discretion.
(b)Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favour of any Group Member or any other Person.
(c)The General Partner may itself, or may enter into an agreement with any of its Affiliates (with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior approval of the Conflicts Committee) to, render services to a Group Member or to the Partnership in the discharge of its duties as general partner of the Partnership. The provisions of Section 5.4(f) shall apply to the rendering of services described in this Section 7.3(c).

(d)The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable Law.
(e)The General Partner or any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior approval of the Conflicts Committee) may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.3(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, the Conflicts Committee, in determining whether the appropriate Partnership Interest or options, rights, warrants or appreciation rights relating to Partnership Interests are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.
7.4    Title to Property
The General Partner may hold legal title to any of the assets or property of the Partnership in its name as bare trustee for the benefit of the Partnership.
7.5    Exercise of Duties
The General Partner covenants that it will exercise its powers and discharge its duties under this Agreement honestly, in good faith, and in the best interests of the Partnership, and that it will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Furthermore, subject to applicable Law or the listing rules of any applicable securities exchange, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner.
7.6    Limitation of Liability
The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.9, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by Law unless the act or omission was performed or omitted fraudulently or in bad faith or constituted wilful or reckless disregard of the General Partner’s obligations under this Agreement.
7.7    Indemnity of General Partner
(a)To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the General Partner, the Tax Matters Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate as a director, officer, employee, partner, agent or trustee of another Person (collectively, an “Indemnitee”) will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:
(i)the General Partner, the Tax Matters Partner, a Departing Partner or any of their Affiliates; or
(ii)an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates as a director, office, employee, agent or trustee of another Person;
provided, that
(iii)in each case the Indemnitee acted honestly and in good faith with a view to the best interest of the Partnership;
(iv)in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnitee had reasonable grounds for believing its conduct was lawful; and
(v)no indemnification pursuant to this Section 7.7 will be available to an Indemnitee where the Indemnitee has been adjudged by a final decision of a court of competent jurisdiction in Ontario that is no longer appealable to have been in breach of, or negligent in the performance of, its obligations under this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not create a presumption that the Indemnitee acted in a manner contrary to that specified above.
Any indemnification pursuant to this Section 7.7(a) will be made only out of the assets of the Partnership.
(b)To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
(c)The indemnification provided by this Section 7.7 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of Law or otherwise, as to actions in the Indemnitee’s capacity as:
(i)the General Partner, a Departing Partner or any of their Affiliates;
(ii)an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates; or
(iii)a Person serving at the request of the General Partner, any Departing Partner or any of their Affiliates as a director, officer, employee, agent or trustee of another Person, and will continue as to an Indemnitee who has ceased to serve in that capacity and as to action in any other capacity.
(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of those Persons (other than the General Partner itself) as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.
7.8    Other Matters Concerning the General Partner
(a)The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.
(c)The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.
(d)Any standard of care or duty imposed under the Act or any applicable Law will be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement, so long as that action is reasonably believed by the General Partner to be in, or not opposed to, the best interests of the Partnership.

(e)Notwithstanding anything to the contrary in this Agreement, (i) it shall be deemed not to be a breach of the General Partner’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the General Partner or any other Indemnitee for the Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (iii) the General Partner and the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at Law or otherwise to present business opportunities to any Group Member and (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee.
7.9    Indemnity of Partnership
The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of wilful misconduct or gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement.
7.10    Restrictions upon the General Partner
The General Partner will not:
(a)dissolve the affairs of the Partnership except in accordance with the provisions of Article 13; or
(b)do any act prohibited by the Act.
7.11    Employment of an Affiliate or Associate
The General Partner may itself, or may enter into an agreement with any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior approval of the Conflicts Committee) to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.11 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at Law or otherwise as to any transaction (i) approved by Special Approval, (ii) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The provisions of Section hall apply to the rendering of services described in this Section 7.11.
7.12    Removal of the General Partner
(a)The General Partner is deemed to have been elected as general partner of the Partnership as of the filing of the Declaration and such election shall be deemed to have been ratified upon the effectiveness of the Arrangement. Except as provided for in this Section 7.12, the General Partner may not be removed as general partner of the Partnership.

(b)Upon the passing of any resolution of the directors or shareholders of the General Partner requiring or relating to the bankruptcy, dissolution, liquidation or winding-up or the making of any assignment for the benefit of creditors of the General Partner, or upon the appointment of a receiver of the assets and undertaking of the General Partner, or upon the General Partner failing to maintain its status under Section 2.5(a), the General Partner will cease to be qualified to act as the general partner under this Agreement and will be deemed to have been removed as a general partner of the Partnership and a new general partner will, in these instances, be appointed by the Partners by an Ordinary Resolution of the holders of the Common Units (any such action by the holders of the Common Units to be taken with the prior approval of the Conflicts Committee) within 180 days of receipt of written notice of that event (which written notice will be provided by the General Partner promptly upon the occurrence of that event) provided that the General Partner will not cease to be the General Partner until the earlier of the appointment of a new general partner and the expiry of the 180 day period.
(c)The General Partner may be removed by an Ordinary Resolution of the holders of the Common Units (any such action by the holders of the Common Units to be taken with the prior approval of the Conflicts Committee). The General Partner may not under any circumstance be removed by the holders of the Exchangeable Units. Any removal of the General Partner under this Section 7.12(c) must also provide for the election and succession of a new general partner pursuant to an Ordinary Resolution of the holders of the Common Units. Any removal under this Section 7.12(c) will be effective immediately before the election of the successor general partner to the Partnership.
7.13    Voluntary Withdrawal of the General Partner
Without the prior approval of the Conflicts Committee, the Partnership and the holders of the Exchangeable Units by Ordinary Resolution, Holdings covenants and agrees in favour of the Partnership that, as long as any outstanding Exchangeable Units are owned by any Person other than Holdings or any of its subsidiaries, Holdings will not voluntarily cease to be the sole general partner of the Partnership.
7.14    Condition Precedent
As a condition precedent to the resignation or removal of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation or removal subject to any claims or liabilities of the General Partner to the Partnership.
7.15    Transfer to New General Partner
On the admission of a new general partner to the Partnership on the resignation or removal of the General Partner, the resigning or retiring General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.16    Transfer of Title to New General Partner
On the resignation, removal or withdrawal of the General Partner and the admission of a new general partner, the resigning or retiring General Partner will, at the cost of the Partnership, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.
7.17    Release By Partnership
On the resignation or removal of the General Partner, the Partnership will release and hold harmless the General Partner resigning or being removed, from any costs, expenses, damages or liabilities suffered or incurred by the General Partner as a result of or arising out of events which occur in relation to the Partnership after that resignation or removal.
7.18    New General Partner
A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.
7.19    Transfer of General Partner Interest
Subject to Section 7.18, the General Partner may, without the approval of the Limited Partners (but with the prior approval of the Conflicts Committee) transfer all, but not less than all, of the General Partner’s Partnership Interests:
(a)to a Subsidiary of the General Partner;
(b)in connection with the General Partner’s merger or amalgamation with or into another entity; or
(c)to the purchaser of all or substantially all of the General Partner’s assets, provided that, in all cases, the transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement.
7.20    Resolution of Conflict of Interests
(a)Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner (other than the General Partner), on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or any agreement contemplated herein or therein, or of any duty hereunder or existing at Law or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may (if the conflict of interest involves an Affiliate of the General Partner who is not the General Partner or any Subsidiary of the General Partner, with the approval of the Conflicts Committee) also adopt a resolution or course of action that has not received Special Approval. Failure to seek Special Approval shall not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained. If Special Approval is not sought and the Board of Directors of the General Partner (and, if the conflict of interest involves an Affiliate of the General Partner who is not the General Partner or any Subsidiary of the General Partner, the Conflicts Committee) determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (ii) or (iii) above, then it shall be presumed that, in making its decision, the Board of Directors (and, if applicable, the Conflicts Committee) acted in good faith, and in any proceeding brought by or on behalf of any Limited Partner, the Partnership or any other Person bound by this Agreement challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at Law, and without limitation of Section 7.3, the existence of the conflicts of interest described in or contemplated by the Information Statement are hereby approved, and all such conflicts of interest are waived, by all Partners and shall not constitute a breach of this Agreement.
(b)Notwithstanding any other provision of this Agreement or otherwise applicable provision of Law, but subject to Conflicts Committee approval where so provided, whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner, in its capacity as the general partner of the Partnership, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then the General Partner, or such Affiliates causing it to do so, shall, to the fullest extent permitted by law, make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Partnership or the Partners, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other Law. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner is permitted to or required to make a decision in its “good faith” then for purposes of this Agreement, the General Partner, or any of its Affiliates that cause it to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is in the best interests of the Partnership.
(c)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Law.
(d)Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.
(e)Except as expressly set forth in this Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at Law, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(f)The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.20.
(g)The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.
ARTICLE 8
FINANCIAL INFORMATION
8.1    Books and Records
The General Partner will keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.
8.2    Reports

The General Partner will forward to the Limited Partners all reports and financial statements which may be required under applicable securities legislation or by the rules of any stock exchange on which any of the Units are listed for trading, or as the General Partner determines to be necessary or appropriate and, after the end of each Fiscal Year, an annual report containing audited financial statements of the Partnership together with the auditors’ report on those financial statements.
8.3    Right to Inspect Partnership Books and Records
(a)In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:
(i)a current list of the name and last known address of each Limited Partner;
(ii)copies of this Agreement, the Declaration, the Record and amendments to those documents;
(iii)copies of all documents filed by the Partnership with a securities regulatory authority in Canada or a stock exchange upon which the Units are listed for trading;
(iv)copies of minutes of meetings of the Partners; and
(v)any other information regarding the affairs of the Partnership as is just and reasonable.
(b)Notwithstanding Section 8.3(a), the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in Section 8.3(a)(ii)) which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by Law or by agreements with third parties to keep confidential.
8.4    Accounting Policies
The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and with generally accepted accounting principles in the United States.
8.5    Appointment of Auditor
The General Partner will, on behalf of the Partnership, select the Auditor on behalf of the Partnership to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.

ARTICLE 9
TAX MATTERS
9.1    Tax Returns and Information
The General Partner shall use commercially reasonable efforts to timely file all tax returns of the Partnership that are required to be filed under applicable law (including any U.S. or Canadian federal, provincial, state, or local tax returns). The General Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year of the Partnership; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership or any of its Subsidiaries holds an interest. Each Partner agrees to file all U.S. or Canadian federal, provincial, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership.
9.2    Tax Elections
The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code (a “754 Election”), and any and all other elections permitted by the Code, the Tax Act, or under the tax laws of any other relevant jurisdiction. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code (if a 754 Election is made), the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by the transferee of a Unit will be deemed to be the lowest quoted closing price of the Units on any National Securities Exchange on which such Units are traded (if any) during the calendar month in which such transfer is deemed to occur without regard to the actual price paid by such transferee.
9.3    Tax Controversies
Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partners and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
9.4    Treatment as a Partnership; Election to be Treated as a Corporation
(a)Notwithstanding anything to the contrary contained herein, the Partnership will undertake all necessary steps to preserve its status as a partnership for U.S. federal tax purposes and will not undertake any activity or make any investment or fail to take any action that will (i) cause the Partnership to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code, except to the extent permitted under Section 7704(c)(2) of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes, provided, however if the General Partner determines in its sole discretion, for any reason (including the proposal, formally or informally, of legislation that could adversely affect the Partnership or the Partners) that it is no longer in the interests of the Partnership to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.
(b)In the event that the General Partner determines the Partnership should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Partnership as a partnership for U.S. federal (and applicable state and local) income tax purposes, the Partnership and each Partner shall agree to adjustments required by the tax authorities, and the Partnership shall pay such amounts as required by the tax authorities, to preserve the status of the Partnership as a partnership.
ARTICLE 10
MEETINGS OF THE LIMITED PARTNERS
10.1    Meetings
(a)The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set out in the notice of meeting.
(b)In addition, where Partners holding not less than 20% of the outstanding Common Units in number (the “Requisitioning Partners”) give notice signed by each of them to the General Partner, requesting a meeting of the Partners for the purposes of considering an Ordinary Resolution of the holders of Common Units to remove the General Partner and to elect a new general partner in accordance with Section 7.12(c), the General Partner will, within 60 days of receipt of that notice, convene a meeting, and if it fails to do so, any Requisitioning Partner may convene a meeting for such purpose by giving notice in accordance with this Agreement. Every meeting of Partners, however convened, will be conducted in accordance with this Agreement.
10.2    Place of Meeting
Every meeting of Partners will be in the Municipality of Metropolitan Toronto, Ontario or at any other place within or outside of Canada as the General Partner (or Requisitioning Partners, if the General Partner fails to call the meeting in accordance with Section 10.1) may designate.
10.3    Notice of Meeting
Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:
(a)the time, date and place of the meeting; and
(b)in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.
Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 10.13, notice of adjourned meetings will be given not less than 10 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.
10.4    Record Dates

(a)For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.
(b)The record date for the determination of the holders of Exchangeable Units entitled to receive payment of, and the payment date for, any distribution declared on the Exchangeable Units under Section 5.4(a) shall be the same dates as the record date and payment date, respectively, for the dividend declared on the Holdings Shares.
10.5    Information Circular
If proxies are solicited from Limited Partners in connection with a meeting of Partners, the Person or Persons soliciting those proxies will prepare an information circular which will contain, to the extent that it is relevant and applicable, the information prescribed for information circulars by the Securities Act (Ontario) and applicable rules and regulations thereunder.
10.6    Proxies
Any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed 48 hours, excluding Saturdays, Sundays and holidays, preceding the meeting, or any adjournment of the meeting.
10.7    Validity of Proxies
A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a holder of a Unit.
10.8    Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be satisfactory to the chairperson of the meeting at which it is sought to be exercised.
10.9    Revocation of Proxy
A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.
10.10    Corporations
A Limited Partner which is a corporation may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.
10.11    Attendance of Others
Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.
10.12    Chairperson
The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting unless the Partners elect another chairperson by Ordinary Resolution of the holders of the Common Units.
10.13    Quorum
A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting:
(a)if called by or on the requisition of Partners, will be terminated; and
(b)if called by the General Partner, will be held at the same time and place on the day which is 14 days later (or if that date is not a business day, the first business day prior to that date). The General Partner will give three days’ notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.
10.14    Voting
(a)Unless otherwise specifically provided in this Agreement, the Exchangeable Units shall not be given a vote on any matter.

(b)Every question submitted to a meeting of Partners will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Partner, in which case a poll will be taken. In the case of an equality of votes, the chairperson will not have a casting vote and the resolution will be deemed to be defeated. The chairperson will be entitled to vote in respect of any Units held by the chairperson or for which the chairperson may be a proxyholder. On any vote at a meeting of Partners, a declaration of the chairperson concerning the result of the vote will be conclusive.
(c)On a poll, each Person present at the meeting will have one vote for each Unit entitled to vote in respect of which the Person is shown on the Record as a Partner at the record date and for each Unit in respect of which the Person is the proxyholder. Each Partner present at the meeting and entitled to vote at the meeting will have one vote on a show of hands. If Units are held jointly by two or more persons and only one of them is present or represented by proxy at a meeting of Unitholders, that Unitholder may, in the absence of the other or others, vote with respect those Units, but if more than one of them is present or represented by proxy, they will vote together on the whole Units held jointly. Where this Agreement or applicable Law only permits certain Units to be voted on a matter, only votes in respect of such Units will be recognized.
10.15    Poll
A poll requested or required will be taken at the meeting of Partners or an adjournment of the meeting in any manner as the chairperson directs.
10.16    Powers of Limited Partners; Resolutions Binding
The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by Law. Subject to the foregoing sentence, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.
10.17    Conditions to Action by Limited Partners
The right of the Limited Partners to vote to amend this Agreement or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Partnership) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act or similar legislation in Canada.
10.18    Minutes
The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

10.19    Additional Rules and Procedures
To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.
ARTICLE 11
HOLDINGS SUCCESSORS
11.1    Certain Requirements in Respect of Combination, etc.
As long as any Exchangeable Units (other than those owned by Holdings or its subsidiaries) are outstanding, Holdings shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, unless:
(a)such other Person or continuing corporation (such other Person or continuing corporation (or, in the event of a merger, amalgamation or similar transaction pursuant to which holders of shares in the capital of Holdings are entitled to receive shares or other ownership interests in the capital of any corporation or other legal entity other than such other Person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of Holdings are entitled to receive an interest) is herein called the “Holdings Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Voting Trust Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Holdings Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Holdings Successor to pay or cause to be paid and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Holdings under this Agreement; and
(b)such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.
Where the foregoing conditions are satisfied, all references herein to Holdings Shares shall be deemed to be references to the shares of the Holdings Successor which has assumed the obligations of Holdings and all references to Holdings shall be to Holdings Successor, without amendment hereto or any further action whatsoever. For the avoidance of doubt, if a transaction described in this Section 11.1 results in holders of Exchangeable Units being entitled to exchange their Exchangeable Units for shares of a Holdings Successor in a different ratio than that set out herein, then this Agreement shall be deemed to be amended to refer to such different ratio(s).
11.2    Vesting of Powers in Successor
Whenever the conditions of Section 11.1 have been duly observed and performed, the parties, if required by Section 11.1, shall execute and deliver the supplemental agreement provided for in Section 11.1(a) and thereupon the Holdings Successor shall possess and from time to time may exercise each and every right and power of Holdings under this Agreement in the name of Holdings or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Holdings Board of Directors or any officers of Holdings may be done and performed with like force and effect by the directors or officers of such Holdings Successor.
11.3    Wholly-Owned Subsidiaries
Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Holdings with or into Holdings or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Holdings (other than the Partnership) provided that all of the assets of such subsidiary are transferred to Holdings or another wholly-owned direct or indirect subsidiary of Holdings or any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Holdings among the shareholders of such subsidiary, and any such transactions are expressly permitted by this Article 11.
ARTICLE 12
NOTICES
12.1    Address
Any notice or other written communication which must be given or sent under this Agreement will be given by first-class mail or personal delivery to the address of the General Partner and the Limited Partners as follows:
(a)in the case of the General Partner, 874 Sinclair Road, Oakville, Ontario, L6K 2Y1; and
(b)in the case of Limited Partners, to the postal address inscribed in the Record, or any other new address following a change of address in conformity with Section 12.2.
12.2    Change of Address
A Limited Partner may, at any time, change the Limited Partner’s address for the purposes of service by written notice to the General Partner which will promptly notify the Registrar and Transfer Agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.
12.3    Accidental Failure
An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.
12.4    Disruption in Mail
In case of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth business day following full resumption of the Canadian postal service.
12.5    Receipt of Notice
Subject to Section 12.4, notices given by first-class mail will be deemed to have been received on the third business day following the deposit of the notice in the mail and notices given by delivery will be deemed to have been received on the date of their delivery.

12.6    Undelivered Notices
If the General Partner sends a notice or document to a Limited Partner in accordance with Section 12.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.
ARTICLE 13
DISSOLUTION AND LIQUIDATION
13.1    Events of Dissolution
The Partnership will follow the procedure for dissolution established in Section 13.3 upon the occurrence of any of the following events or dates:
(a)the removal or deemed removal of the sole General Partner unless the General Partner is replaced as provided in Sections 7.12 or 7.13;
(b)the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved in accordance with this Agreement; or
(c)a decision of the General Partner to dissolve the Partnership.
13.2    No Dissolution
The Partnership will not come to an end by reason of the death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon transfer of any Units.
13.3    Procedure on Dissolution
Upon the occurrence of any of the events set out in Section 13.1, the General Partner (or in the event of an occurrence specified in Section 13.1(a), any other Person as may be appointed by Ordinary Resolution of the holders of the Common Units) will act as a receiver and liquidator of the assets of the Partnership and will:
(a)sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;
(b)pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;
(c)if there are any assets of the Partnership remaining, distribute all property and cash, (i) first, to the holder of the Preferred Units until such holder has received the aggregate Liquidation Preference and (ii) second, to Holdings to the extent permitted under Section 5.4(f) until sufficient amounts have been provided to Holdings to ensure that any property and cash distributed to Holdings as holder of the Common Units pursuant to Section 13.3(c)(iii) will be available for distribution to holders of Holdings Shares in an amount per share equal to distributions in respect of each Exchangeable Unit pursuant to Section 13.3(c)(iii), and (iii) third, to the holders of the Common Units and Exchangeable Units pro rata in accordance with their respective Percentage Interests; and

(d)file the declaration of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the laws of other jurisdictions where the Partnership is registered. In addition, the General Partner will give prior notice of any dissolution of the Partnership by mailing to each Limited Partner and to the Registrar and Transfer Agent a notice at least 21 days prior to the filing of the declaration of dissolution prescribed by the Act.
13.4    Dissolution
The Partnership will be dissolved upon the completion of all matters set out in Section 13.3.
13.5    No Right to Dissolve
No Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets.
13.6    Agreement Continues
Notwithstanding the dissolution of the Partnership, this Agreement will not terminate until the provisions of Section 13.3 have been satisfied.
13.7    Capital Account Restoration.
No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.
ARTICLE 14
AMENDMENT
14.1    Power to Amend
Subject to Section 14.2 and the rights of Exchangeable Units set forth in Schedule A, this Agreement may be amended only in writing and only with the consent of the Partners given by Ordinary Resolution of the holders of the Common Units (together with the approval of the General Partner following approval by the Conflicts Committee) provided that:
(a)no amendment will be made to this Agreement which would have the effect of changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners; and
(b)no amendment will be made to this Agreement without the consent of the General Partner which would have the effect of adversely affecting the rights and obligations of the General Partner (other than an amendment to give effect to the removal of the General Partner in accordance with Section 7.12 or an amendment to effect a dissolution of the Partnership pursuant to Section 13.1(c)); and
(c)no amendment to this Agreement may give any Person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership pursuant to Section 13.1(c).
14.2    Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:
(a)a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;
(b)admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;
(c)a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership which the Limited Partners have limited liability under the applicable laws;
(d)with the prior approval of the Conflicts Committee, a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Tax Act, the Code, Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation laws;
(e)a change to amend or add any provision, or to cure any ambiguity or to correct or supplement any provisions contained in this Agreement which may be defective or inconsistent with any other provision contained in this Agreement or which should be made to make this Agreement consistent with the disclosure set out in the Information Statement;
(f)a change that, in the sole discretion of the General Partner does not materially adversely affect the Limited Partners;
(g)a change that the General Partner determines (i) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Authority or contained in any Law or (B) with the prior approval of the Conflicts Committee, facilitate the trading of the Limited Partner Interests or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, or (iii) is required to effect the intent expressed in the Information Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(h)a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership;
(i)an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(j)an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.4;
(k)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)an amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Sections 2.2; and
(l)any other amendments substantially similar to the foregoing.
14.3    Notice of Amendments
The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 60 days of the effective date of the amendment.
ARTICLE 15
MISCELLANEOUS
15.1    Binding Agreement
Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.
15.2    Time
Time will be of the essence of this Agreement.
15.3    Counterparts
This Agreement, or any amendment to it, may be executed in multiple counterparts (including via telecopier), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.
15.4    Governing Law
This Agreement and the Schedules to this Agreement will be governed and construed exclusively according to the laws of the Province of Ontario and the laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

15.5    Severability
If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.
15.6    Further Acts
The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.
15.7    Entire Agreement
This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.
15.8    Limited Partner Not a General Partner
If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.
15.9    Amendment and Restatement of Original Limited Partnership Agreement
This Agreement amends, restates and replaces in its entirety the Original Limited Partnership Agreement.
15.10    Language of Agreement
The parties to this Agreement have expressly agreed that this Agreement be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent contrat soit rédigé en anglais.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date set out above.

RESTAURANT BRANDS INTERNATIONAL INC. by /s/ JILL GRANAT Name: Jill Granat Title: Director and Secretary
8997896 CANADA INC. as Initial Limited Partner by /s/ JILL GRANAT Name: Jill Granat Title: Director and Secretary
RESTAURANT BRANDS INTERNATIONAL INC. as General Partner of the Partnership and agent and attorney for the Limited Partners by /s/ JILL GRANAT Name: Jill Granat Title: Director and Secretary

SCHEDULE A
EXCHANGEABLE UNITS OF THE PARTNERSHIP
[Separately provided.]

SCHEDULE A
EXCHANGEABLE UNITS OF THE PARTNERSHIP
ARTICLE 1
DEFINITIONS
For the purposes of this Schedule A, unless the context otherwise requires, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of the Agreement. The following definitions are applicable to the terms of the Exchangeable Units:
“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying:
(a)    the Foreign Currency Amount, by
(b)    the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the General Partner to be appropriate for such purpose;
“Cash Amount” in respect of an Exchangeable Unit, means a cash amount equal to the Current Market Price of a Holdings Share on the last Business Day prior to the Exchange Date, as applicable;
“Current Market Price” means, in respect of a Holdings Share on any date, the weighted average trading price of the Holdings Shares on the NYSE during a period of 20 consecutive trading days ending not more than one trading days before such date (and in respect of Canadian dollar determinations, the Canadian Dollar Equivalent thereof), or, if the Holdings Shares are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the Holdings Shares are listed or quoted, as may be selected by the General Partner for such purpose; provided, however, that if, in the opinion of the General Partner (with the prior approval of the Conflicts Committee where the determination is made in the context of a holder of Exchangeable Units who is an Affiliate of the General Partner or the Partnership), the public distribution or trading activity of the Holdings Shares during such period does not create a market which reflects the fair market value of a Holdings Share, then the Current Market Price of a Holdings Share shall be determined by the General Partner (with the prior approval of the Conflicts Committee where the determination is made in the context of a holder of Exchangeable Units who is an Affiliate of the General Partner or the Partnership), in good faith and in its sole discretion, and provided, further, that any such selection, opinion or determination by the General Partner shall be conclusive and binding;
“Exchange Date” has the meaning set out in Section 2.1(b) of this Schedule A;
“Exchange Notice” means the notice in the form of Exhibit A hereto or in such other form as may be acceptable to the Partnership; “Exchange Right” has the meaning set out in Section 2.1 of this Schedule A;
“Exchanged Shares” in respect of an Exchangeable Unit, means one Holdings Share;

“Exempt Exchangeable Voting Event” means any matter in respect of which applicable law provides holders of Exchangeable Units with a vote as holders of Units of the Partnership in order to approve or disapprove, as applicable, any change to, or any change in the rights of the holders of, the Exchangeable Units, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Units and the Holdings Shares;
“Holdings Control Transaction” shall be deemed to have occurred if:
(a)    any Person, firm or corporation acquires directly or indirectly any voting security of Holdings and immediately after such acquisition, the acquirer has voting securities representing more than 50 per cent of the total voting power of all the then outstanding voting securities of Holdings on a fully-diluted basis;
(b)    the shareholders of Holdings shall approve a merger, consolidation, recapitalization or reorganization of Holdings, other than any transaction which would result in the holders of outstanding voting securities of Holdings immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction; or
(c)    the shareholders of Holdings shall approve a plan of complete liquidation of Holdings or an agreement for the sale or disposition by Holdings of all or substantially all of Holdings assets;
“Holdings Dividend Declaration Date” means the date on which the board of directors of Holdings declares any dividend or distribution on the Holdings Shares;
“Holdings Shares” means the common shares in the capital of Holdings;
“Merger Effective Date” has the meaning set out in the Arrangement Agreement;
“Merger Effective Time” has the meaning set out in the Arrangement Agreement;
“NYSE” means the New York Stock Exchange, Inc.;
“Subject Units” has the meaning set out in Section 2.1(b) of this Schedule A; and
“Trustee” means Computershare Trust Company of Canada or such other trustee chosen by Holdings, acting reasonably, to act as trustee under the Voting Trust Agreement.
ARTICLE 2
EXCHANGE OF EXCHANGEABLE UNITS BY HOLDER
2.1Exchange Right
(a)From and after the one year anniversary of the date of the Merger Effective Date, a holder of Exchangeable Units shall, from time to time, have the right to require the Partnership to repurchase (the “Exchange Right”) any or all of the Exchangeable Units held by such holder for either (i) the Exchanged Shares or (ii) the Cash Amount, the form of consideration to be determined by the General Partner for and on behalf of the Partnership (in the case of any holder of

Exchangeable Units who is an Affiliate of the General Partner or the Partnership, with the prior approval of the Conflicts Committee) in its sole and absolute discretion. Written notice of the determination of the form of consideration shall be given to the holder of the Exchangeable Units exercising the Exchange Right no later than 10 Business Days prior to the Exchange Date.
(b)To exercise the Exchange Right, the holder shall present and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership by notice to the holders of Exchangeable Units) a duly executed Exchange Notice and, where applicable, the Certificate or Certificates representing the Exchangeable Units which the holder desires to have exchanged, together with such additional documents and instruments as the Registrar and Transfer Agent and the Partnership may reasonably require. The Exchange Notice shall (i) specify the number of Exchangeable Units in respect of which the holder is exercising the Exchange Right (the “Subject Units”) and (ii) state the Business Day on which the holder desires to have the Partnership exchange the Subject Units (the “Exchange Date”), provided that the Exchange Date shall be not less than 15 Business Days nor more than 30 Business Days after the date on which the Exchange Notice is received by the Partnership and further provided that, in the event that no such Business Day is specified by the holder in the Exchange Notice, the Exchange Date shall be deemed to be the 15th Business Day after the date on which the Exchange Notice is received by the Partnership.
2.2Share Settlement Option
If the General Partner elects to repurchase the Subject Units for Holdings Shares, and provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.5 of this Schedule A, effective at the close of business on the Exchange Date:
(a)the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units;
(b)Holdings shall deliver (or cause to be delivered) to such holder, for and on behalf of the Partnership and in the manner provided for in Section 2.4 of this Schedule A, the applicable number of Exchanged Shares; and
(c)the Partnership shall issue to Holdings a number of Common Units equal to the number of Exchanged Shares delivered to such holder pursuant to Section 3.2(b), in consideration for Holdings delivering such Exchanged Shares to such holder.
2.3Cash Settlement Option
If the General Partner elects to repurchase the Subject Units for the Cash Amount, and provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.5 of this Schedule A, effective at the close of business on the Exchange Date:
(a)the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the payment to such holder of the aggregate Cash Amount and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units; and
(b)the Partnership shall deliver (or cause to be delivered) to such holder the applicable Cash Amount.
2.4Effect of Exchange
(a)Subject to compliance by the applicable holder of the Subject Units with the terms of this Schedule A, the Partnership (or Holdings for and on behalf of the Partnership) shall deliver or cause the Registrar and Transfer Agent to deliver to the relevant holder, as applicable (i) the applicable Exchanged Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance), or (ii) a cheque representing the applicable Cash Amount, in each case, less any amounts withheld on account of tax pursuant to Section 5.4 of the Agreement, and such delivery by or on behalf of the Partnership or by the Registrar and Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total consideration payable or issuable.
(b)On and after the close of business on the Exchange Date, the holders of the Subject Units shall cease to be holders of such Subject Units and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the applicable consideration, unless payment of the consideration is not made in accordance with the provisions of this Article 3. On and after the close of business on the Exchange Date, provided that presentation and surrender of Certificates (if applicable) and payment of the applicable consideration has been made in accordance with the foregoing provisions, the holder of the Subject Units exchanged for Holdings Shares shall thereafter be considered and deemed for all purposes to be a holder of the Holdings Shares delivered to it.
(c)As a condition to delivery of the consideration, the Partnership and the Registrar and Transfer Agent may require presentation and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership) of such documents and instruments as the Transfer Agent and the Partnership may reasonably require.
(d)Notwithstanding Section 2.4(b) of this Schedule A, where a record date in respect of a distribution occurs prior to the Exchange Date and there is any declared and unpaid distribution on any Exchangeable Unit exchanged hereunder, subject to Section 4.1 of this Schedule A, such distribution shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Exchangeable Unit so exchanged hereunder.
(e)If only a part of the Exchangeable Units represented by any Certificate is exchanged, a new Certificate for the balance of such Exchangeable Units shall be issued to the holder at the expense of the Partnership.
(f)All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the repurchase of the Exchangeable Units pursuant to this Agreement shall be paid by the Partnership; provided, however, that the holder of such Exchangeable Units shall pay any such fees, taxes, stamps or similar charges that may be payable as a result of any transfer of the consideration payable in respect of such Exchangeable Units to a Person other than such holder. Except as otherwise provided in this Agreement, each party will bear its own costs in connection with the performance of its obligations under this Agreement.
2.5Revocation Right
A holder of Subject Units may, by notice in writing given by the holder to the Partnership before the close of business on the 5th Business Day immediately preceding the Exchange Date, withdraw its Exchange Notice, in which event such Exchange Notice shall be null and void.
2.6Mandatory Exchange
(a)In the event that:
(i)at any time there remain outstanding fewer than 5% of the number of Exchangeable Units outstanding as of the Merger Effective Time (other than Exchangeable Units held by Holdings and as such number of Units may be adjusted in accordance with the Agreement to give effect to a Combination or Subdivision of, or unit distribution on, the Exchangeable Units, or any issue or distribution of rights to acquire Exchangeable Units or securities exchangeable for or convertible into Exchangeable Units following the Merger Effective Time);
(ii)a Holdings Control Transaction occurs with respect to which the General Partner has determined, in good faith and in its sole discretion, that such Holdings Control Transaction involves a bona fide third party and is not for the primary purpose of causing the exchange of the Exchangeable Units in connection with such Holdings Control Transaction (such determination by the General Partner to be made at the direction of the Conflicts Committee in circumstances where the third party in the transaction is an Affiliate of the General Partner or the Partnership); or
(iii)an Exempt Exchangeable Voting Event is proposed and the holders of the Exchangeable Units fail to take the necessary action at a meeting or other vote of holders of Exchangeable Units to approve or disapprove, as applicable, the Exempt Exchangeable Voting Event in order to maintain economic equivalence of the Exchangeable Units and the Common Units, then on prior written notice given by the Partnership to the holders of Exchangeable Units at least fifteen days prior to such mandatory exchange, in the case of the foregoing Sections 2.6(a)(i) and 2.6(a)(ii), and on the Business Day following the day on which the holders of the Exchangeable Units failed to take such action in the case of the foregoing Section 2.6(a)(iii), the Partnership may cause a mandatory exchange of all of the outstanding Exchangeable Units (which shall be deemed to be the Subject Units), on such date as is specified by the Partnership in such notice (which shall be deemed to be the Exchange Date), pursuant to Section 2.2 of this Schedule A, and for greater certainty the holders of Exchangeable Units shall not have the right to revoke such mandatory exchange pursuant to Section 2.5 of this Schedule A.
2.7Take-Over Bid
In the event of an Offer (as defined in Section 3.25(i) of the Agreement) the Partnership will use its commercially reasonable efforts, expeditiously and in good faith, to put in place procedures or to cause the Registrar and Transfer Agent to put in place procedures to ensure that, if holders of Exchangeable Units are required to exchange such Exchangeable Units to participate in the Offer, any such exchange shall be conditional upon and shall only be effective if the Holdings Shares tendered or deposited under such Offer are taken up.
ARTICLE 3
AMENDMENT AND APPROVAL
3.1Amendments
(a)The rights, privileges, restrictions and conditions attaching to the Exchangeable Units may be added to, changed or removed but only with the approval of:
(i)in the case of amendments that would increase or decrease the economic rights of an Exchangeable Unit relative to a Holdings Share, such that such securities would cease to have economic equivalence, or that would otherwise enhance or limit the rights, privileges, restrictions or conditions attaching to the Exchangeable Units relative to the rights, privileges, restrictions or conditions attaching to the Holdings Shares, (A) the holders of the Exchangeable Units pursuant to Section 3.1(b) of this Schedule A, (B) the holders of a majority of the outstanding Holdings Shares (excluding any votes pursuant to the Special Voting Share) and (iii) the Conflicts Committee; or
(ii)in the case of any amendment (x) not covered by Section 3.1(a)(i) of this Schedule A and (y) that would affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units in a manner adverse to the holders of the Exchangeable Units, (i) the holders of the Exchangeable Units pursuant to Section 3.1(b) of this Schedule A, and (ii) the Conflicts Committee; or
(iii)in the case of any other amendment that would affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units, the Conflicts Committee.
(b)Any approval given by the holders of the Exchangeable Units to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Units or any other matter requiring the approval or consent of the holders of the Exchangeable Units, shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by an Ordinary Resolution passed by the holders of Exchangeable Units.
ARTICLE 4
GENERAL
4.1Fractional Shares
A holder of Exchangeable Units shall not be entitled to any fraction of a Holdings Share and no certificates representing any such fractional interest shall be issued, and such holder otherwise entitled to a fractional interest shall only be entitled to receive the nearest whole number of Holdings Shares, rounded down.
4.2Tax Treatment

This Schedule A shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.

EXHIBIT A
EXCHANGE NOTICE
To Restaurant Brands International Limited Partnership (the “Partnership”)
This notice is given pursuant to Section 2.1(a) of Schedule A of the Limited Partnership Agreement, and all capitalized words and expressions used in this notice that are defined in the Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Limited Partnership Agreement.
The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Limited Partnership Agreement:
☐    all Exchangeable Unit(s) held by the undersigned; or
☐    Exchangeable Unit(s) held by the Undersigned.
The undersigned hereby notifies the Partnership that the Exchange Date shall be
NOTE:    The Exchange Date must be a Business Day and must not be less than 15 Business Days nor more than 30 Business Days after the date upon which this notice is received by the Partnership. If no such Business Day is specified above, the Exchange Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Partnership.
This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the 5th Business Day preceding the Exchange Date.
The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Unitholder)	(Guarantee of Signature)

    Please check box if the securities and any cheque(s) resulting from the exchange of the Exchangeable Units are to be held for pick-up by the holder from the Registrar and Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the holder as it appears on the register.

NOTE:    This notice, together with any certificates evidencing the Exchangeable Units and such additional documents as the Registrar and Transfer Agent may require, must be deposited with the Registrar and Transfer Agent. The securities and any cheque(s) resulting from the exchange of the Exchangeable Units will be issued and registered in, and made payable to, respectively, the name of the unitholder as it appears on the register of the Partnership and the securities and any cheque(s) resulting from such exchange will be delivered to such unitholder as indicated above, unless the form appearing immediately below is duly completed.

Date:
Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):
Street Address or P.O. Box:
Signature of Holder:
City, Province and Postal Code:
Signature Guaranteed by:

NOTE:    If this Exchange Notice is for less than all of the Exchangeable Units held by the unitholder, if certificated a certificate representing the remaining Exchangeable Unit(s) represented by this certificate will be issued and registered in the name of the unitholder as it appears on the register of the Partnership, unless the Transfer Power on the unit certificate is duly completed in respect of such unit(s).